Exhibit 10.1

RESIDENTIAL MASTER LEASE

     THIS RESIDENTIAL MASTER LEASE (this “Lease”), dated as of ___, ___, 2005, is by and between ARCHSTONE-SMITH OPERATING TRUST, a Maryland real estate investment trust [or other entity which is the fee simple owner of the property, as applicable] (“Landlord”), and [SPE], a ___ corporation (“Tenant”). [NOTE: SOME BRACKETED PROVISIONS TO BE CONSIDERED AND ADDED OR EXCLUDED DEPENDING ON SUBJECT PROPERTY, AND WILL NEED TO BE REVISED TO REFLECT LOCAL LAWS]

     Landlord and Tenant hereby agree as follows:

1. BASIC LEASE INFORMATION AND CERTAIN DEFINED TERMS

     The following is a summary of basic lease information (the “Basic Lease Information”). Each item below shall be deemed to incorporate all of the terms in this Lease pertaining to such item. In the event of any conflict between the information in this Section and any more specific provision of this Lease, the more specific provision shall control.

Landlord:	Archstone-Smith Operating Trust, a Maryland real estate investment trust [or other entity which is the fee simple owner of the property, as applicable].

[Landlord Guarantor	Archstone-Smith Operating Trust, a Maryland real estate investment trust] (if Landlord is not ASOT)

Tenant:	[SPE], a ___

Tenant Guarantor:	R&B Realty Group, a California limited partnership (“R&B”)

Premises (Section 3.1):	The Premises consist of the Land and all improvements thereon (including the Building) and the FF&E (as such terms are defined below)[, but excluding therefrom the Excluded Premises]. [Note for San Jose the Land will not include the Development Parcel]

[Excluded Premises (Section 3.2):]	[That portion of the Building consisting of ___— Identify office and retail space in the Urban properties which is to be retained by Landlord].
Term (Section 2):	Seven (7) years, commencing upon the Commencement Date and expiring upon the Expiration Date (as such terms are defined below), subject to early termination as provided in this Lease. There are no extension options.

Tenant Termination Right (Section 2) (Term):	Terminable at any time following the first (1st) anniversary of the Commencement Date, at Tenant’s option, on 90 days’ written notice to Landlord in accordance with the provisions of this Lease. [In Chicago Lease, delete the phrase “following the first (1st) anniversary of the Commencement Date"]

Base Rent (Section 4.1):	Annual Base Rent: $___

Monthly Base Rent:
$___[insert per schedule attached to the Master Agreement]

Base Rent Adjustment Dates (Section 4.2):	On January 1 of each calendar year during the Term (each, a “Base Rent Adjustment Date”), the Base Rent shall be adjusted as provided for in Section 4.2.

Use (Section 5.1):	Tenant may use the Premises for the purpose of providing and/or performing the following services, each in accordance with and subject to the terms of this Lease: (i) renting residential dwelling units, including the rental of Conventional Units (defined below) and Corporate Units (defined below), and providing usual and customary utilities and other support services, facilities and amenities provided to residential apartment dwellings [including parking in the parking facilities of the Premises] and various additional services, facilities and/or amenities as Tenant may elect to provide (with Landlord’s consent, where such consent is required under this Lease) or is required under the terms of this Lease to provide, including, without limitation, those services, facilities and/or amenities comprising of and/or related to the Extended Stay Services (as defined below) with respect to the Corporate Units; [(ii) the following commercial and/or retail uses in those portions of the Building as identified on Exhibit A-2 attached hereto (collectively, the “Retail Service Areas”): convenience and/or sundry store, dry cleaners, tennis pro-shop, and/or any other existing uses currently operated in such portions of the Building and/or any other uses which Tenant elects to provide in the future as an amenity and/or support for the residential dwelling uses in the Building (collectively, the “Retail Services”]; and [(ii)] (iii) operating an on-site leasing, sales and/or management offices within portions of the Building as designated by Tenant from time to time for general administrative use associated with the operation of leasing and/or corporate business activities of Tenant and/or any Affiliate of Tenant.

Notice Address of Landlord
(Section 22.1):

Facsimile number:

With a copy to:

Facsimile number:

Notice Address for Tenant
(Section 22.1):

Facsimile number:

with a copy to:	R&B Realty Group
2222 Corinth Avenue
Los Angeles, California 90064
Attn: Steven Selcer, CFO
Facsimile number:

     Defined Terms:

Certain defined terms used in this Lease are set forth below:

     “Abatement Amount” shall mean, with respect to any event described in this Lease which provides for an abatement of Base Rent (or a proportionate reduction in Base Rent following a partial termination of this Lease) payable by Tenant under this Lease (herein, an “Abatement Event”), an amount equal to the Base Rent payable under this Lease with respect to the Units rendered untenantable by the Abatement Event minus the amount of any business interruption insurance proceeds received by Tenant with respect to the sublease rent payable to Tenant for such affected Units on account of such Abatement Event. For purposes of determining the amount of Base Rent that will abate following an Abatement Event, Base Rent shall be allocated entirely to the Units and not the common areas or any other areas of the Premises, and the Abatement Amount shall be determined based upon the total number of Units affected, as compared to the total number of Units at the Premises.

     “ACI” means those specific Same-Store Properties in the geographic area denoted as the “Initial Archstone Comparable Index” on Schedule 1, attached hereto and made a part hereof, which Same-Store Properties are also listed in such Schedule 1. If, from time to time, an ASOT Party acquires or develops an additional residential apartment property in such geographic area, such additional property will not be included in the Initial Archstone Comparable Index without the consent of Tenant (not to be unreasonably withheld or delayed), irrespective of whether ASOT may otherwise consider such property to be a Same-Store Property. In the event any such additional residential property is a Same-Store Property, but Tenant does not consent to the inclusion of any such Same-Store Property in the Initial Archstone Comparable Index by the date upon which any subsequent reference to the ACI is required under the terms of this Lease, then the ACI that will be used for such comparison purposes will be the Same-Store Properties from time to time included in the geographic area denoted as the “First Default ACI” in Schedule 1, or if the number of Same-Store Properties that are then in the First Default ACI is less than ___, then the Same-Store Properties from time to time included in the geographic area denoted in Schedule 1 as the “Second Default ACI” will be the ACI for such comparison purposes. So long as the Initial Archstone Comparable Index, as modified from time to time with the consent of Tenant as hereinbefore provided, continues as the ACI, if at any time the number of Same-Store Properties in such Initial Archstone Comparable Index drops below ___(such as, for example, due to a sale of such property by an ASOT Party to a non-ASOT Party or because such property is no longer considered a Same-Store Property by ASOT), then Landlord and Tenant will endeavor in good faith to reach agreement on appropriate adjustments to the Initial Archstone Comparable Index to arrive at a mutually acceptable revised ACI which will, upon such agreement, become the ACI. Thereafter, whenever the number of Same-Store Properties in any agreed upon ACI drops below ___, Landlord and Tenant will endeavor in good faith to reach agreement on appropriate adjustments to the agreed upon ACI to arrive at a mutually acceptable revised ACI. If, however, by any date upon which reference to the ACI is necessary under any provision of this Lease, Landlord and Tenant are unable to reach agreement on any other modifications to the ACI that may be required as hereinbefore provided, then the ACI that will be used for the relevant comparison purposes will be the First Default ACI, unless and until the number of Same-Store Properties in the First Default ACI is less than or drops below ___, in which case the ACI will be the Second Default ACI. If at any time the First Default ACI or the Second Default ACI is used as the ACI under this Lease in accordance with the foregoing provision, such default ACI shall continue as the ACI hereunder unless and until Landlord and Tenant thereafter reach agreement on a modified ACI.

     “Affiliate” means (i) any entity which controls, is controlled by or is under common control with the subject party, or (ii) with respect to Tenant only, (A) Worldwide Corporate Housing, LP (“WCH”), so long as it is controlled by Howard Ruby and/or Edward Broida and/or any of their respective family trusts or estates, (B) R&B, so long as it is controlled by Howard Ruby and/or Edward Broida and/or any of their respective family trusts or estates, (C) any other entity which is controlled by Howard Ruby and/or Edward Broida and/or any of their respective family trusts or estates, or (D) any entity approved by Landlord in its reasonable discretion (provided that good faith objections based upon whether Landlord objects to having a business relationship with such entity are hereby agreed to be reasonable) that (1) is other than an entity described in clauses (A), (B) and (C) hereinabove, and (2) either (x) is merged into or consolidated with Tenant, WCH or R&B, or into which Tenant, WHC or R&B are merged or consolidated, or (y) acquires Tenant, WCH or R&B, a controlling interest in Tenant, WCH or R&B, or all or a substantial portion of the assets of Tenant, WCH or R&B, or all or a substantial portion of the corporate housing business of Tenant, WCH or R&B. For this purpose, “control” shall mean the possession of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities or by contract or otherwise.

     “Agents” with respect to either party, means the agents, employees, officers and contractors of such party, but shall not include any Subtenants.

     “Alterations” has the meaning specified in Section 6.1.

     “ASOT” means Archstone-Smith Operating Trust, a Maryland real estate investment trust.

     “ASOT Party” or “ASOT Parties” has the meaning specified in Section 21.1.2.

     “ASOT Standards” means the standard of care and quality generally employed in the leasing activities and in the maintenance, repair, operation and capital improvement with respect to properties in the ACI of the same asset type (garden or high rise) as the Premises that are operated under the “Archstone Communities” or “Charles E. Smith Residential” brand, or any subsequent brand used by ASOT for a particular asset type in the ACI (excluding any assets operated under “AMERTION Properties Incorporate,” or its successor).

     “Award” has the meaning specified in Section 12.1.

     “Base Rent” has the meaning specified in Section 1.

     “Base Rent Adjustment Date” has the meaning specified in Section 1.

     “Building” has the meaning specified in Section 3.1.

     “Business Day” means any day other than Saturday, Sunday and any other day on which banks are allowed or required by law to close in the state in which the Premises are located.

     “Claims” has the meaning specified in Section 14.4.1.

     “Closing” has the meaning specified in Section 19.1.

     “Closing Agreements” has the meaning specified in Section 19.1.

     “Commencement Date” means the date of execution of this Lease by Landlord and Tenant.

     “Conventional Units” means those Units that are not Corporate Units.

     “Conventional Unit Below Market Deficiency” has the meaning specified in Section 19.2.

     “Corporate Units” means those Units that are available for rent with furnishings provided by Tenant and for which the occupant of the Unit is provided Extended Stay Services by Tenant.

     “Date of Taking” has the meaning specified in Section 12.1.

     “Default Rate” means the lesser of (i) prime rate of Bank of America as announced from time to time plus six percent (6%), and (ii) the maximum rate permitted under law.

     [“Development Parcel” has the meaning specified in Section 3.3.]

     “Early Termination Date” has the meaning specified in Section 19.1.

     “Eligibility Period” means with respect to any given Unit following an Abatement Event, the period that is three (3) Business Days after Tenant shall have provided notice to Landlord of the onset of such event.

     “Exclusivity Period” shall mean the period comprising the entire Term of this Lease.

     “Environmental Laws” has the meaning specified in Section 18.1(a).

     “Event of Default” has the meaning specified in Section 14.1.1.

     “Expiration Date” means the date that is one (1) day prior to the day that is seven (7) years after the Commencement Date.

     “Expiration Statement” has the meaning specified in Section 19.1.

     “Expiration Statement Date” has the meaning specified in Section 19.1.

     “Extended Stay Services” means the provision of house-wares, linens, electronics, small appliances and other items and services of a type that are typically associated with an extended stay lease arrangement.

     [“Excluded Premises” has the meaning specified in Section 1.]

     “Exclusive ROFR Properties” has the meaning specified in Section 21.1.2.

     “Final Designation Date” has the meaning specified in Section 19.1.

     “FF&E” means, collectively, the following items, and all modifications, improvements and replacements thereof or thereto made by or on behalf of Tenant or Landlord from time to time pursuant to this Lease: (i) the permanently affixed fixtures, furnishings, furniture and equipment located on the Land and/or on or in the Building from time, including without limitation, Unit FF&E; and (ii) the movable furnishings, fixtures and equipment that are (A) from time to time located in the common areas of the Premises, the leasing and/or management offices of the Premises, and/or in the model Units in the Building existing as of the Commencement Date, including without limitation, those furnishings, furniture and equipment and listed on Exhibit B-1 attached hereto, and (B) not encompassed within Tenant’s Personal Property.

     “Future Mortgage” has the meaning specified in Section 10.

     “GAAP” means generally accepted accounting principles.

     “Hazardous Materials” has the meaning specified in Section 18.1(b).

     “Indemnified Party” has the meaning specified in Section 14.4.4.

     “Indemnifying Party” has the meaning specified in Section 14.4.4.

     “Information” has the meaning specified in Section 22.21.1.

     “Invitees” with respect to Tenant means permitted Subtenants, licensees and invitees of Subtenants or Tenant, and with respect to Landlord means permitted [tenants,] licensees and invitees of [such tenants or] Landlord.

     “Land” has the meaning specified in Section 3.1.

     “Landlord” has the meaning specified in the Recitals.

     “Landlord Cost Item” has the meaning specified in Section 7.2.1.

     “Landlord Cost Item Budget” has the meaning specified in Section 7.2.1.

     [“Landlord Guarantor” has the meaning specified in the Basic Lease Information of this Section 1.]

     “Laws” has the meaning specified in Section 9.

     “Lease” has the meaning specified in the Recitals.

     “Lease Year” means, in the case of the first Lease Year, the period commencing on the Commencement Date and terminating on December 31, 2005. Thereafter, “Lease Year” means each successive twelve (12) month period of the Lease Term, commencing on the day after the expiration of the first Lease Year, and the final Lease Year shall commence on January 1, 2012 and end on the Expiration Date, unless this Lease is earlier terminated in accordance with the terms hereof.

     “Leased Conventional Units” has the meaning specified in Section 20.

     “Major Systems” mean the following systems of the Building: the elevator and the HVAC system; the electrical system; that portion of the interior plumbing and sewer system which is not maintained by the utility provider; and the fire safety/sprinkler system.

     “Master Agreement” means that certain Master Agreement by and among Archstone-Smith Trust, ASOT, R&B and the Property Partnerships (as defined in the Master Agreement) dated February 28, 2005.

     “Master Lease Guaranty” means the guaranty by R&B of the performance of Tenant’s obligations under this Lease in the form set forth as Exhibit F.

     “Master OCH Agreement” means the agreement between Landlord and OCH in the form attached as Exhibit E hereto to be executed in accordance with the provisions of Section 19.1 and Schedule 19.1.

     “Maximum Give-Back Amount” means one-twelfth (1/12th) of the Corporate Units in place (or the nearest whole number of Units thereto) upon the earlier to occur of (i) the termination of this Lease, (ii) the Termination Notice Date, or (iii) the Expiration Statement Date. The Maximum Give-Back Amount is not applicable to the extent otherwise provided in Sections 8.1 (Utilities; Utility Interruptions) or 14.3 (Landlord’s Default), or Articles 11 (Damage and Destruction) or 12 (Eminent Domain).

     “Memorandum of Lease” has the meaning specified in Section 22.22.

     “NOI” means net operating income as then defined by ASOT in connection with ASOT’s public financial reporting and public filings in compliance with any applicable SEC guidelines.

     “NOI Growth” means, for any calendar year, the percentage change in property NOI, in the aggregate, over the prior year’s property NOI, in the aggregate, for the Same-Store Properties in the ACI. NOI Growth may be positive or negative.

     “Normal Surrender Condition” has the meaning specified in Section 20.

     “OCH” means an Affiliate of Tenant to be designated by Tenant upon the execution of the Master OCH Agreement.

     “OCH Guaranty” means the guaranty by R&B of the performance of OCH’s obligations under the Master OCH Agreement and the Retained Corporate Leases substantially in the form set forth as Exhibit I.

     “Permitted Aggregate Budget Overage” has the meaning specified in Section 7.2.2(i).

     “Permitted Floor Amount” has the meaning specified in Section 21.1.2.

     “Permitted Line Item Overage” has the meaning specified in Section 7.2.2(i).

     “Premises” has the meaning specified in Section 3.1.

     “R&B” has the meaning specified in Basic Lease Information of this Section 1.

     “Real Estate Taxes” has the meaning specified in Section 4.3.

     “Removable Alterations” means any Alterations made by Tenant to the FF&E and other portions of the Premises that (i) are not in accordance with the ASOT Standards, and (ii) have not been approved by Landlord prior to Tenant’s installation thereof.

     “Rent” means, collectively, Base Rent and any additional charges payable by Tenant to Landlord from time to time under this Lease (if any).

     “Rent Ready Condition” has the meaning specified in Section 20.

     “Release” has the meaning specified in Section 18.1(c).

     “Residential Lease” has the meaning specified in Section 13.2.

     [“Retail Services” has the meaning set forth in Section 1 in the definition of Use.]

     [“Retail Services Areas” has the meaning set forth in Section 1 in the definition of Use.]

     “Retained Corporate Leases” has the meaning specified in Section 19.1.

     “Retained Corporate Units” has the meaning specified in Section 19.1.

     “Revenue” means revenue as then defined by ASOT in connection with ASOT’s public financial reporting and public filings in compliance with any applicable SEC guidelines.

     “Revenue Growth” means, for any calendar year, the percentage change in total Revenues for the current calendar year as compared to the prior calendar year for the Same-Store Properties in the ACI, all as determined in accordance with the then current policies and practices applied in connection with ASOT’s public financial reporting and public filings in compliance with any applicable SEC guidelines. Revenue Growth may be positive or negative

     “Risk Management Policies and Procedures” has the meaning specified in Section 15.1.

     “ROFR” has the meaning specified in Section 21.1.2.

     “Same-Store Property” means any residential apartment property that ASOT includes in its same-store analysis from time to time in connection with its public financial reporting and public filings in compliance with any applicable SEC guidelines.

     “Subleases” has the meaning specified in Section 13.2.

     “Subtenants” means the subtenants under Residential Leases that are permitted pursuant to the terms of this Lease [and those subtenants or businesses of Tenant providing the Retail Services from the Premises.]

     “Surrendered Corporate Unit” has the meaning specified in Section 20.

     “Taking” has the meaning specified in Section 19.1.

     “Tenant” has the meaning specified in the Recitals.

     “Tenant Guarantor” has the meaning specified in the Basic Lease Information of this Section 1.

     “Tenant Termination Right” has the meaning specified in Section 1.

     “Tenant’s Personal Property” means, collectively, the following, together with all additions, replacements, improvements and modifications thereof and thereto made by or on behalf of Tenant from time to time: (i) all items listed on Exhibit B-2 attached hereto; and (ii) movable items of furniture, furnishings and equipment, trade fixtures and personal property now located in the Corporate Units or storage areas of the Premises or placed or installed in the Corporate Units or such storage areas after the Commencement Date by or on behalf of Tenant (whether or not currently listed on Exhibit B-2), including, without limitation, all beds (other than attached beds in studio Units), small appliances, linens, electronics, housewares and other personal property items provided by Tenant as part of its Extended Stay Services.

     “Tenant Repair Items” has the meaning specified in Section 7.1.

     “Term” has the meaning specified in Section 1.

     “Termination Notice” has the meaning specified in Section 19.1.

     “Termination Notice Date” has the meaning specified in Section 19.1.

     “Transfer Closing Date” has the meaning specified in Section 19.1.

     “Termination Closing Procedures” has the meaning specified in Section 19.1.

     “Unbudgeted Landlord Cost Item” has the meaning specified in Section 7.2.2(i).

     “Unit” means a residential apartment unit in the Building.

     “Unit FF&E” means all window coverings, cabinets, countertops, wall finishes, carpeting, refrigerators, dishwashers, trash compactors, stoves, ovens, installed/attached microwave ovens and other built-in appliances now or hereafter located in the Units, and attached beds now or thereafter located within studio apartment Units.

     “Use” has the meaning specified in Section 1.

2. TERM

     The term of this Lease (“Term”) shall commence as of the Commencement Date and shall expire on the Expiration Date, unless sooner terminated in accordance with this Lease. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the on-going right to terminate this Lease prior to the Expiration Date in accordance with, and subject to the limitations set forth in, the provisions of Article 19 (Termination of Lease; Retained Corporate Units). Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender possession of the Premises to Landlord in the condition required under Article 6 (Alterations) and Article 20 (Surrender of Premises) subject, however, to the provisions of Article 19 regarding retention by OCH of possession of the Retained Corporate Units and Landlord’s obligation to enter into with OCH (and Tenant’s obligation to cause OCH to enter into with Landlord) the Master OCH Agreement and Retained Corporate Leases for such Retained Corporate Units.

3. PREMISES

     3.1 Premises.

     Landlord leases to Tenant and Tenant leases from Landlord, subject to the provisions of this Lease, the following (collectively, the “Premises”): (i) the land particularly described in Exhibit A-1 (the “Land”); (ii) all landscaping and improvements now or hereafter located on the Land, including, without limitation, the existing building(s) located thereon and more particularly identified as                      and depicted on the site plan attached hereto as Exhibit A-2 [but excluding the Excluded Premises] ([if multiple Buildings: individually or collectively (as the context requires)]the “Building”), including but not limited to all Units in the Building, all common areas in or around the Building and Land (including entrances, lobbies, hallways, common restrooms, common recreational facilities, and parking facilities, if applicable), the on-site leasing and management offices of the Building, and meeting rooms and storage areas and facilities (if any); and (iii) the FF&E.

     3.2 [Delete if N/A]Excluded Premises.

     Landlord retains from the Building and excludes from the Premises hereunder that portion of the Building described as                                                               and depicted on Exhibit A-2 as the “Excluded Premises.” The Excluded Premises may only be used by Landlord and its tenants for the following purposes: (i) with respect to the office space areas of the Excluded Premises (i.e., those portions of the Excluded Premises located at                                         ), solely for general office use, and any other uses (and/or modifications to any existing office uses) as Landlord may from time to time deem appropriate, and (ii) with respect to the retail space areas of the Excluded Premises (i.e., those portions of the Excluded Premises located at                                         ), solely for the current retail uses being operated therein as of the Commencement Date, and any other uses (and/or modifications to any existing retail uses) as Landlord may from time to time deem appropriate, provided that, in each case, such new and/or modified uses described in these clauses (i) and (ii) are consistent with and do not materially interfere with the operation of the Premises in accordance with the ASOT Standards. To the extent utilities for the Excluded Premises are not separately metered, Tenant shall reasonably determine the cost of the utilities consumed by the Excluded Premises and Landlord shall pay such costs to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s invoice therefor.

     Tenant hereby grants Landlord and its Invitees and their respective Agents (subject to compliance by such parties with Tenant’s reasonable rules and regulations for use of such areas as adopted by Tenant from time to time), the non-exclusive right (in common with Tenant, Tenant’s Agents, the Subtenants and their Invitees) during the Term to use only the following common areas of the Premises, but no other areas of the Premises: (A) up to a total of ___(___) unreserved parking spaces in the Building’s parking facility [INSERT # OF SPACES COMMITTED IN EXISTING LEASES], in such locations as shall be designated by Tenant, subject to Landlord’s payment to Tenant on or before the first (1st) day of each month during the Term, the monthly prevailing parking rates (plus applicable parking taxes) charged by Tenant from time to time for parking in such parking facilities; and (B) to the extent reasonably necessary for access to, and beneficial enjoyment of, the Excluded Premises by Landlord and its Invitees and their respective Agents, the stairwells, elevators, accessways and other common areas of the Premises providing access to such Excluded Premises (and to the parking spaces provided to such tenants pursuant to clause (A) hereinabove, if applicable). Tenant also grants Landlord and its Invitees and their respective Agents any easement rights as may be necessary for such parties to exercise such rights with respect to such common areas described in the previous sentence. [REVISE AS NECESSARY BASED ON LEASE REVIEW:] Notwithstanding the foregoing, the tenants or licensees of the Excluded Premises which are in existence on the date of this Lease shall be entitled to whatever rights to use the common areas of the Premises as they may currently have under their existing leases or licenses to the extent such rights are expressly provided therein as of such date.

     3.3 [San Jose And Toluca Properties: Development Parcel.

     Tenant acknowledges and agrees that, subject to the parties reaching the agreements herein provided for, Landlord has the exclusive right to develop additional buildings and other improvements on the land depicted/described in Exhibit ___(the “Development Parcel”). If from time to time, or at anytime, Landlord should desire to undertake any such development, Landlord will provide Tenant with written notice advising Tenant of the extent of the improvements Landlord desires to install. Thereafter, Landlord and Tenant shall cooperate in good faith to reach agreement on (i) the type, nature and scope of such improvements, (ii) any reciprocal access, parking and other easements and joint use and/or operating agreements required or desired in connection with the management and operation of the Development Parcel and the Premises, (iii) Tenant’s right, if any, to lease the completed apartment buildings (if any) that may be constructed by or for Landlord on the Development Parcel, and if so the rental rate therefor, (iv) Tenant’s right, if any, to manage such apartment buildings upon completion, and/or (v) Tenant’s right, if any, to provide corporate housing activities at such apartment buildings, and/or Tenant’s right to prohibit Landlord from providing Extended Stay Services in such apartment buildings through anyone other than Tenant (which rights in this clause (v) shall, at minimum, contain Tenant’s ROFR set forth in Section 21.1 below). Landlord and Tenant will also cooperate in good faith in reaching agreement on Landlord’s access, staging, and other matters relating to the performance of the work so that Landlord will not unreasonably interfere with Tenant’s activities at the Premises or the use and enjoyment of the Premises by the occupants thereof, and on the relocation or replacement of any parking facilities, driveways, accessways and other improvements and facilities that are located on the Development Parcel that service or otherwise benefit the Premises.

4. RENT

     4.1 Base Rent.

     Beginning on the Commencement Date, Landlord hereby reserves, and Tenant shall pay to Landlord during the Term, the annual Base Rent specified in the Basic Lease Information (the “Base Rent”). The Base Rent shall be payable in equal consecutive monthly payments on or before the first (1st) day of each month, in advance, at the address specified for Landlord in the Basic Lease Information, or such other place as Landlord may designate in writing upon not less than thirty (30) days’ advance notice to Tenant. Tenant shall pay the Base Rent without any prior demand and without any deductions or setoff except as expressly otherwise provided in this Lease. If the Commencement Date occurs on a day other than the first day of a calendar month or the Termination Date or Expiration Date occurs on a day other than the last day of a calendar month, then the monthly payment of the Base Rent for such fractional month shall be prorated based on a thirty (30) day month.

     4.2 Adjustments in Base Rent.

     On each Base Rent Adjustment Date, the Base Rent payable under Section 4.1 shall be adjusted as follows:

     On each Base Rent Adjustment Date, the Base Rent for the next Lease Year shall be adjusted to equal the Base Rent for the prior twelve (12) month period plus or minus the product of such Base Rent and the NOI Growth budgeted by ASOT for the upcoming Lease Year. Landlord shall cause such budgeting of NOI Growth to be done in good faith and in the ordinary course of ASOT’s budgeting practices. Landlord shall provide written notice to Tenant of such budgeted NOI Growth for the upcoming Lease Year and such new Base Rent amount, together with supporting documentation thereof, at least thirty (30) days prior to January 1 of the Lease Year at issue. Tenant shall thereafter make Base Rent payments at the new Base Rent amount, as such rate shall be subsequently further adjusted as of the next succeeding Base Rent Adjustment Date. If Landlord fails to timely provide the notice described above in this Section 4.2, Tenant shall continue to pay at the monthly Base Rent rate for the prior year until Landlord provides Tenant such notice, whereupon within thirty (30) days after Landlord’s notice (i) Tenant shall pay to Landlord the difference between the monthly Base Rent rate for the present Lease Year less the monthly Base Rent rate for the prior Lease Year (if such difference is a positive amount) multiplied by the number of months that have elapsed prior to Tenant paying monthly Base Rent at the rate for the present Lease Year, and (ii) Landlord shall pay to Tenant the difference (expressed as a positive number) between the monthly Base Rent rate for the present Lease Year less the monthly Base Rent rate for the prior Lease Year (if such difference is a negative amount) multiplied by the number of months that have elapsed prior to Tenant paying monthly Base Rent at the rate for the present Lease Year.

     Each Lease Year, the parties will determine, in accordance with the provisions of this paragraph, whether the budgeted NOI Growth was greater than or less than the actual NOI

Growth for the Lease Year just ending, and whether, as a consequence, the adjustment in Base Rent made at the commencement of the subject Lease Year was over- or under-stated. After the conclusion of each Lease Year, Landlord shall determine the actual NOI Growth for such Lease Year. Not later than February 28 of the succeeding Lease Year, Landlord shall deliver to Tenant a reconciliation of (A) the actual NOI Growth to the budgeted NOI Growth for the Lease Year in question, (B) the amount of Base Rent that was due under this Lease for such Lease Year calculated on the basis of budgeted NOI Growth, and (C) the amount of Base Rent that would have been paid had the adjustment in Base Rent been made on the basis of the actual NOI Growth for the subject Lease Year.

     If such reconciliation shows that the Base Rent based on budgeted NOI Growth was greater than or less than the Base Rent that would have been due if the adjustment has been based upon actual NOI Growth, thus resulting in an overpayment or underpayment of Base Rent, Landlord shall pay any such overpayment to Tenant, or Tenant shall pay any such shortfall to Landlord, as the case may be, within thirty (30) days of delivery of Landlord’s reconciliation. If Landlord has not provided Tenant such reconciliation by February 28 of the succeeding Lease Year, or, if later, by the earlier of (1) April 30 of such succeeding Lease Year, or (2) the date Landlord or ASOT first announces to the public the NOI Growth results for such prior Lease Year, Tenant may provide Landlord with a notice reminding Landlord of this obligation and if Landlord does not then within ten (10) Business Days after receipt of Tenant’s notice provide Tenant such reconciliation, any overpayment amount due to Tenant shall accrue interest at the Default Rate commencing on the expiration of such 10-business day period until paid to Tenant. Both parties’ obligation to pay reconciled Base Rent payments as described above shall survive any termination of this Lease.

     4.3 Payment of Real Estate Taxes.

     During the Term, Landlord shall be solely responsible for payment of all Real Estate Taxes for or attributable to the Premises [and the Excluded Premises], and all other taxes and assessments imposed upon or assessed against Landlord and/or the Premises [and/or the Excluded Premises] with respect to Landlord’s ownership and/or use of the Premises [and the Excluded Premises]. Tenant shall be solely responsible for payment of all taxes and assessments imposed upon or assessed against Tenant, Landlord or the Premises with respect to Tenant’s subleasing activity at the Premises.

     “Real Estate Taxes” means all general real property taxes and general and special assessments, charges, fees, or assessments for transit, housing, police, fire, or other governmental services thereof, service payments in lieu of taxes, and, except to the extent Tenant would receive a credit therefor against similar taxes imposed in connection with the Subleases (in which event the payment of such taxes shall be Tenant’s sole responsibility), any tax, fee, or excise on the act of entering into this Lease, or on the rent payable under this Lease or in connection with the business of Landlord’s renting the Premises and space to Tenant in the Building (including, without limitation, any gross receipts taxes and/or commercial rent taxes pertaining to the Rent payable under this Lease), that are now or hereafter levied or assessed against Landlord by the United States of America, the State in which the Premises is located, or any political subdivision thereof, public corporation, district, or any other political or public entity, and shall also include any personal property tax, other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease; provided that, notwithstanding anything in the foregoing to the contrary, Real Estate Taxes shall not include, and Tenant shall be solely responsible for, any of the taxes, charges or amounts, including taxes and charges of the foregoing types, which are levied or charged with respect to Tenant’s subleasing activity at the Premises. Real Estate Taxes also includes expenses (including attorneys’ fees) incurred in reviewing, protesting or seeking a reduction of real estate taxes and/or assessments. To the extent Landlord needs to have financial or other information relating to the operation of the Premises in order to protest or seek a reduction in real estate taxes and/or assessments, Tenant agrees to cooperate in good faith in providing such information as Landlord may reasonably request. [REVISE AS NECESSARY FOR APPLICABLE STATE LAWS]

     4.4 Payment of Personal Property Taxes.

     Notwithstanding anything in Section 4.3 to the contrary, Tenant is solely responsible for the required filing and payment of all state and local taxes, fees, licenses and charges attributable or due to the Tenant’s Personal Property (but not any personal property taxes assessed as part of the real property taxes for the Premises which shall be part of the Real Estate Taxes), and subleasing and other revenue generating activities of Tenant at the Premises, including business license fees, gross receipts tax, use taxes and income or franchise taxes on the net income of Tenant in connection with such revenue generating activities at the Premises. [REVISE AS NECESSARY FOR APPLICABLE STATE LAWS]

     4.5 Ground Lease Payments. [Delete if N/A]

     [Applicable to Marina del Rey Property.] Landlord covenants to pay and perform when due, all of its obligations under                                          [identify ground lease]. [Parties to reach good faith agreement on issues regarding (1) furniture sinking fund and allocation of responsibilities to the parties to continue making payments to such fund during and after the Term, and (2) providing cure rights in favor of Tenant in the event of Landlord’s failure to perform its obligations under the Ground Lease.]

     4.6 Records.

     Landlord shall maintain (or cause ASOT to maintain) at ASOT’s corporate offices currently located in Englewood, Colorado or at one of its other offices located in the continental United States (as determined by Landlord), in accordance with the normal document retention policies of ASOT, its records pertaining to this Lease, the Real Estate Taxes and the Premises and any maintenance, repair and capital improvement activities of Landlord at the Premises. Tenant shall maintain at its offices located at the Premises and/or at Tenant’s corporate offices currently located in Los Angeles, California or at one of its other offices located in the continental United States (as determined by Tenant), in accordance with Tenant’s normal document retention policies, its records pertaining to this Lease, the Premises, and any maintenance, repair, and capital improvement activities of Tenant, as well as for all Alterations (but not for corporate housing issues, policies or rents). Each party shall maintain such records on a current basis and in sufficient detail to facilitate review thereof. Upon prior reasonable notice, all such books and records shall be available for inspection, copying and audit by the other party and its representatives during normal business hours, at the inspecting party’s expense.

5. USE

     5.1 Permitted Use.

     Tenant may use the Premises for any or all of the uses specified in Section 1 (Basic Lease Information), and for any other use incidental thereto. Tenant may not use the Premises for any other uses without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

     5.2 Condition of the Premises.

     Tenant acknowledges and agrees that the election of Tenant to lease the Premises was based solely upon Tenant’s inspection and investigation of the Premises and all documents related thereto, or its opportunity to do so, and that Tenant has accepted the Premises in its “AS IS, WHERE IS” condition, without relying upon any representations or warranties, express, implied or statutory, of any kind other than as expressly set forth in this Lease. Without limiting the above, Tenant acknowledges that neither Landlord, except as expressly set forth in this Lease, nor any other party has made any representations or warranties, express or implied, on which Tenant is relying as to any matters, directly or indirectly, concerning the Premises (or any portion thereof) including, without limitation, the Land, the Building, expenses associated with the Premises, taxes, assessments, bonds, permissible uses, title exceptions, water or water rights, topography, utilities, availability or capacity of utilities, general plan designations, zoning or other entitlement condition of the Premises, soil, subsoil, the purposes for which the Premises is to be used, drainage, Environmental Law or building codes, laws, rules or regulations, toxic waste or Hazardous Materials or any other matters affecting or relating to the Premises. Except as expressly set forth in this Lease, Tenant hereby expressly acknowledges that no such representations or warranties have been made.

     Tenant shall perform and rely solely upon its own investigation concerning the proposed use of the Premises, the Premises’ fitness therefor, and the availability of such intended use under applicable statutes, ordinances, and regulations. The foregoing shall not, however, relieve Landlord of its obligations under Section 7.2 (Landlord Cost Items) or Section 9.1 (Compliance with Laws; Premises Condition), or under any other provision of this Lease.

6. ALTERATIONS

     6.1 Alterations By Tenant.

     Except as may be incident to the discharge of its duties or the exercise of its rights under Sections 7, 11, or 14.3 (or elsewhere under this Lease), Tenant shall not make any alterations, installations, additions, replacements or improvements (collectively, “Alterations”, including Alterations made pursuant to the Landlord Cost Item Budget) to the FF&E or other portions of the Premises which adversely affect the Major Systems or the structural components of the Building without first obtaining Landlord’s written consent (which consent Landlord shall not unreasonably withhold or delay); provided, however, if Landlord fails to respond to Tenant’s notice within ten (10) business days after Tenant’s request (which request shall include copies of plans and specifications and other reasonable backup materials for such Alteration), Landlord shall be deemed to have consented to such Alteration.

     Tenant may, without Landlord’s consent, make any Alterations (including, without limitation, the installation or replacement of any FF&E) that do not adversely affect the Major Systems or structural components of the Building. Notwithstanding anything to the contrary contained in this Lease, but subject to the provisions of Section 6.2 (Title to Improvements), if any such Alterations are Removable Alterations, Landlord may require Tenant at the end of the Term to remove such Removable Alterations and either (i) restore the affected portions of the Premises resulting from such removal with items comparable to those existing prior to the installation of such Removable Alterations, or (ii) replace such Removable Alterations with new items that are in accordance with the ASOT Standards. Landlord shall notify Tenant whether Landlord will require any such Removable Alterations to be removed at least sixty (60) days prior to the Termination Date (or, if sooner, within ten (10) business days after request for such determination is made by Tenant to Landlord), and if Landlord fails to timely notify Tenant of such removal requirement, Landlord shall be deemed to have waived such requirement. If Landlord timely notifies Tenant of such removal requirement, Tenant shall be entitled to elect which of the foregoing alternatives in clauses (i) and (ii) it will undertake, unless the cost to install new items consistent with the ASOT Standards is the same or less than the cost of restoring items to a condition comparable to what had previously existed, in which case, Landlord may compel Tenant to replace these items with such new items that are consistent with the ASOT Standards. To the extent the work Tenant is required to perform in connection with the foregoing can only be performed as Units are vacated, upon the expiration of the Term, Tenant shall pay to Landlord, as additional Rent hereunder, the reasonable out-of-pocket cost (exclusive of any internal handling costs, fees or overhead cost allocations) to execute such work in all Leased Conventional Units that cannot be completed prior to the expiration of the Term because the Leased Conventional Units are not vacant and Landlord will complete the subject work as such Leased Conventional Units become available for such work.

     Notwithstanding anything to the contrary in the foregoing, at the end of the Term Tenant shall not be obligated to remove and replace or restore any Removable Alterations in what become the Retained Corporate Units, as provided for in Article 19 (Termination or Expiration of Term; Retained Corporate Units), so long as OCH and Landlord enter into the Master OCH Agreement and Retained Corporate Leases for such Retained Corporate Units. In such event, (A) prior to the expiration of the Term, Tenant and Landlord shall memorialize in a written agreement each such item of Removable Alterations in the Retained Corporate Units, and whether such item is to be removed and restored or removed and replaced in accordance with the foregoing provisions, and (B) OCH shall assume the obligations of Tenant to remove and restore or replace, as applicable, any such Removable Alterations upon the expiration or termination of the applicable Retained Corporate Leases.

     Except for Alterations that are Landlord Cost Items, any Alterations shall be made at Tenant’s cost. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in securing building and other permits and authorizations needed in connection with any Alterations. Neither Landlord nor Tenant shall be entitled to any construction or other administrative fee in connection with any Alterations. Except as provided above in this Section 6.1, Tenant shall not be required to remove any Alterations upon the expiration or sooner termination of this Lease. If Landlord consents to an Alteration, Tenant shall furnish or cause its contractor to furnish Landlord with builder’s risk insurance against liabilities thereunder that may arise out of the Alteration. All Alterations shall be performed in accordance with the terms of Section 7.3 (Performance of Alterations, Landlord Cost Items and Tenant Repair Items) below.

     In no event, however, will any alterations, installations, additions, replacements or improvements made by Tenant to any of Tenant’s Personal Property be deemed an “Alteration” for purposes of this Lease (all of which Tenant may perform at its expense) but rather, all of Tenant’s Personal Property and any alterations, installations, additions, replacements or improvements thereto, shall remain Tenant’s Personal Property.

     6.2 Title to Improvements.

     Except for Tenant’s Personal Property and the personal property of Tenant’s Subtenants, Agents or Invitees, (i) all appurtenances, improvements, additions and other property permanently installed in any part of the Premises as of the Commencement Date or subsequently permanently installed during the Term, and (ii) all FF&E shall be and remain Landlord’s property and shall be surrendered by Tenant to Landlord upon the Termination Date [subject, however, to the provisions of this Section 6.2 and Section 6.1 regarding Removable Alterations as provided therein and the provisions of Article 19 (Termination and Expiration of the Term; Retained Corporate Units) regarding the Retained Corporate Units, and subject to any Alterations made thereto by Tenant or Landlord in accordance with the provisions of this Lease].

     If Tenant desires to upgrade any FF&E that is considered a Landlord Cost Item under this Lease and that is located in the common areas of the Premises and/or in the leasing or management offices of the Building or in any Conventional Units beyond what is permitted by the Landlord Cost Item Budget, Landlord may decline to pay for such upgrade, or Landlord may, but shall not be obligated, to either pay for such upgrade or share in the cost of such upgrade. If Tenant elects to go forward with such upgrade, and Landlord does not elect to pay for, or share in the cost of, such upgrade, then such upgraded item shall be deemed to be a Removable Alteration and at the end of the Term, if Landlord has theretofore timely elected pursuant to the provisions of Section 6.1 above to have Tenant remove such Removable Alterations, Tenant shall return in good condition the items the upgraded FF&E replaced or replace the upgraded FF&E with like-kind items required by the ASOT Standards at the time. If Landlord and Tenant shared in the additional cost to upgrade the FF&E above the ASOT Standards, at the end of the Term Tenant can either leave the upgraded FF&E in place, or take such upgraded FF&E and replace it with like-kind items consistent with the ASOT Standards at the time. To the extent the work Tenant is required to perform in connection with the foregoing can only be performed as Units are vacated, upon the expiration of the Term, Tenant shall pay to Landlord, as additional Rent hereunder, the reasonable out-of-pocket cost (exclusive of any internal handling costs, fees or overhead cost allocations) to execute such work in all affected Leased Conventional Units that cannot be completed prior to the expiration of the Term because the subject Leased Conventional Units are not vacant and Landlord will complete the subject work as Leased Conventional Units become available for such work.

     6.3 Tenant’s Personal Property.

     In consideration of the Rent paid under this Lease to Landlord, Landlord hereby assigns and transfers to Tenant all of Landlord’s right, title and interest in and to those Tenant’s Personal Property items which are located on or at the Premises immediately prior to the Commencement Date.

     Tenant’s Personal Property shall constitute and remain Tenant’s property and may be removed, modified, disposed of and/or replaced by Tenant at Tenant’s sole cost and discretion at any time during the Term or at the expiration thereof, provided that Tenant shall repair any damage to the Premises resulting therefrom. Landlord acknowledges that some of Tenant’s Personal Property may be financed by an equipment lease financing or otherwise subjected to a security interest, or owned by an equipment company and leased to Tenant. Landlord, upon Tenant’s reasonable request, shall agree in writing to waive any Landlord’s lien it may have to such Tenant’s Personal Property, or if applicable state law does not permit Landlord’s liens, Landlord shall agree in writing to subordinate its rights in said Tenant’s Personal Property to the lessor and/or secured party.

     6.4 Alterations by Landlord.

     Landlord shall not alter or modify the Premises except as required in connection with the performance of its obligations under Sections 7.2 (Landlord Cost Items) and 9.1 (Compliance with Laws; Premises Condition) or under Articles 11 (Damage and Destruction) and 12 (Eminent Domain) [or in connection with any development activities undertaken pursuant to Section 3.3 (Development Parcel).]

7. REPAIRS AND MAINTENANCE; LANDLORD COST ITEMS

     7.1 Repairs and Maintenance.

     Subject to Articles 11 (Damage and Destruction) and 12 (Eminent Domain) hereof (and subject to Sections 7.2 (Landlord Cost Items) and 9 (Compliance With Laws; Premises Condition) containing Landlord’s obligations to pay for or perform certain work, Tenant shall, at Tenant’s expense, maintain, repair and keep the Premises and all portions thereof, including the Major Systems (through service agreements therefor with third party contractors selected by Tenant, or pursuant to contracts assigned to Tenant pursuant to the Master Agreement), and the FF&E in a condition which satisfies the ASOT Standards. The items Tenant is responsible for maintaining and repairing as provided in the previous sentence are referred to herein collectively as the “Tenant Repair Items.”

     7.2 Landlord Cost Items; Emergency Conditions.

          7.2.1 Notwithstanding the foregoing provisions of Section 7.1 above to the contrary, Landlord shall be responsible for paying (by reimbursement to Tenant, or direct payment, as provided and subject to the limitations set forth below in this Article 7) the costs of the following items (collectively, the “Landlord Cost Items”) (i) all capital items which are specifically identified in Exhibit C attached hereto as “Landlord Capital Expenditures”; and (ii) all replacements of any portion of the Premises (including all FF&E other than the Unit FF&E)

whether or not listed on Exhibit C, unless the same are specifically identified on Exhibit C as a “Tenant Capital Expenditure”. Notwithstanding anything to the contrary in the foregoing, if a Landlord Cost Item will reduce other expenses pertaining to the Building or Premises for which Tenant is otherwise responsible for payment without reimbursement from Landlord, then prior to performing the applicable work, Tenant and Landlord shall endeavor in good faith to reach agreement on how a portion of such Landlord Cost Item, representing the actual expense savings therefrom that Tenant will enjoy, will be amortized and reimbursed by Tenant. Absent the parties reaching such agreement, Landlord shall have no obligation to complete such Landlord Cost Item irrespective of whether failure to complete such Landlord Cost Item might otherwise be considered to be a deviation from the ASOT Standards. It is specifically agreed by the parties that in no event shall the Landlord Cost Items include the repair or replacement of any Unit FF&E, or any of Tenant’s Personal Property, all of which repairs or replacements shall be Tenant’s sole responsibility to perform, at Tenant’s cost, without reimbursement by Landlord.

     Attached hereto as Exhibit D is a budget of the Landlord Cost Items relating to the first Lease Year (the “Landlord Cost Item Budget”). Initially under this Lease, Tenant shall be responsible for performing or causing to be performed all Landlord Cost Items, except as provided in this Section 7.2.1 and in Articles 11 and 12 below. Not less than ninety (90) days prior to the end of each Lease Year (except the last Lease Year), Tenant will provide to Landlord a proposed Landlord Cost Item Budget for the upcoming Lease Year (together with supporting information), which budget shall be consistent with ASOT expenditure levels for properties in the ACI of the same asset type (high-rise or garden) as the Premises. Landlord shall cause the owners of such properties in the ACI to cooperate in good faith with Tenant in affording Tenant, upon reasonable prior notice and during normal business hours, the opportunity to perform, subject to tenants’ rights under leases at such properties, reasonable inspections of such properties for purposes of assessing the level of capital expenditures being made at such properties. Any such inspections shall be performed in a manner that does not unreasonably interfere with the use and enjoyment of such property by its occupants or the business operations of the owner of such property.

     Landlord and Tenant shall then meet at least sixty (60) days prior to January 1 of such upcoming Lease Year and use good faith efforts to agree upon the Landlord Cost Item Budget relating to the upcoming Lease Year. In arriving at a mutually acceptable Landlord Cost Item Budget, Landlord and Tenant will take into consideration actual experience and will make such other adjustments as appear prudent, based on their joint inspection of the Premises, the corresponding budget items for ACI properties of the same asset type (high-rise or garden) as the Premises, ASOT expenditure levels in the ACI for properties of the same type as the Premises, and professional property management methodologies and the ASOT Standards.

     As a part of the Landlord Cost Item Budget process described above, Landlord and Tenant shall decide for that Lease Year which party shall perform (at Landlord’s cost) each of the Landlord Cost Items. Whether or not the parties agree as to the allocation of responsibility for performing a Landlord Cost Item, Landlord or Tenant may at any time elect (upon thirty (30) days’ notice to the other party), that Landlord take over responsibility for performing all or any of the Landlord Cost Items, in which case Landlord shall, at its sole cost and expense, be responsible for (following the expiration of such thirty (30) day period) performing such Landlord Cost Items so selected by a party to be Landlord’s responsibility unless and until

Landlord and Tenant agree that Tenant should resume responsibility for performing such Landlord Cost Items.

          7.2.2 As soon as reasonably practicable after Tenant becomes aware of any condition at the Premises that could reasonably be expected to cause damage or injury to persons or property and for which the cost to remedy such condition is a Landlord Cost Item, Tenant shall provide Landlord with notice thereof (which may be telephonic notice, provided in such event, Tenant will provide a follow-up written notice to Landlord within five (5) business days thereafter) describing the condition. As soon as reasonably practicable thereafter, Landlord and Tenant shall endeavor in good faith to reach agreement on what corrective actions, if any, Tenant should take with respect to such condition, or whether Landlord will assume responsibility for taking any required corrective action. If the parties do not agree within a timeframe deemed appropriate by Landlord given the nature of the condition, then Landlord shall assume responsibility for correcting such condition, and shall thereafter undertake such work as may be necessary to correct such condition. In the event Tenant fails to timely notify Landlord of any such emergency condition pursuant to the foregoing provisions of this Section 7.2.2, then, provided Landlord submits a claim to its insurance carrier(s) with respect to any such corrective work to the extent such work should be covered in whole or in part under any of Landlord’s insurance policies, Tenant shall be obligated to reimburse Landlord for any incremental additional out-of-pocket costs that Landlord incurs in resolving such condition or addressing any damage resulting from such condition that could have reasonably been avoided had Tenant timely notified Landlord of such condition, to the extent Landlord does not receive proceeds from its insurance carriers sufficient to cover such costs either because the costs do not exceed Landlord’s self-insured retention or deductible and/or because the proceeds received by Landlord do not fully reimburse Landlord for all costs incurred by Landlord in addressing such condition and/or related damage.

          7.2.3 In any Lease Year in which Tenant is performing any Landlord Cost Items the following provisions shall apply:

               (i) In any particular Lease Year, before performing any Landlord Cost Item (a) that could in any way adversely affect any Major Systems or any structural component of the Premises, (b) where the anticipated cost to perform the same exceeds 110% of the related line item on the Landlord Cost Item Budget for such Lease Year (a “Permitted Line Item Overage”), (c) where the anticipated cost to perform the Landlord Cost Item will cause the aggregate amount spent on all Landlord Cost Items for that Lease Year to exceed 105% of the aggregate Landlord Cost Item Budget (a “Permitted Aggregate Budget Overage”), or (d) where the cost to perform such Landlord Cost Item is not contemplated in the Landlord Cost Item Budget (an “Unbudgeted Landlord Cost Item”), Tenant shall submit to Landlord for its review and approval, a description of the work to be performed, the name of the contractor who will be performing the work and the item to which such work pertains on the Landlord Cost Item Budget, and, in the case of any Unbudgeted Landlord Cost Item, the rationale for why such Landlord Cost Item needs to be completed. Landlord shall then either approve or reasonably and in good faith disapprove of such work within ten (10) business days after Tenant’s request, or in an emergency in an amount of time commensurate with the situation, and if Landlord reasonably and in good faith disapproves, Landlord shall send Tenant notice of the reason for disapproval. If Landlord fails to respond in such ten (10) business day period, or such commensurate shorter time in an emergency, Landlord shall be deemed to have approved such work as presented by Tenant. If Landlord timely disapproves of any work proposed by Tenant, Landlord and Tenant shall use good faith efforts to agree on potential alternatives to performing such work. All other Landlord Cost Items shall not require prior consent.

               (ii) Within thirty (30) days after Tenant’s delivery to Landlord of the invoices and other comparable evidence of such costs and expenses and evidence of the performance of the subject work in accordance with either (A) the Landlord Cost Item Budget (plus any applicable Permitted Line Item Overage, not to exceed the Permitted Aggregate Budget Overage in the aggregate in any given Lease Year), or (B) Landlord’s approval or deemed approval, Landlord shall reimburse to Tenant Tenant’s actual out-of-pocket costs and expenses of performing the subject work (exclusive of any internal handling costs, fees or overhead cost allocations) and/or amounts paid to third party vendors to perform such work, and any administrative fee due to Tenant to which the parties may have mutually agreed prior to Tenant’s performing such work.

               (iii) If, pursuant to the foregoing, Landlord disapproves of a Landlord Cost Item requiring Landlord’s approval such that in Tenant’s reasonable good faith judgment, Tenant cannot maintain the ASOT Standards as to what that item would have covered, Tenant shall so advise Landlord in a written notice delivered to Landlord within ten (10) business days after receipt by Tenant of Landlord’s disapproval of the subject Landlord Cost Item. Upon receipt of such notice by Landlord, Landlord and Tenant shall endeavor in good faith to reach agreement on whether or how the subject work should proceed. If, however, the parties are unable to reach agreement within ten (10) business days thereafter, then either party may elect, by delivering a written notice to the other party, to have Landlord assume responsibility for performance of the subject Landlord Cost Item, and (i) Tenant shall not be obligated to meet the ASOT Standards as to the item covered by such Landlord Cost Item, and (ii) Landlord shall be solely responsible, at its cost, for performing such Landlord Cost Item as and when necessary to meet the ASOT Standards. If Landlord at any time takes over responsibility for performing any Landlord Cost Item, Landlord shall be required to perform the same in compliance with all of the applicable provisions of this Article 7 (other than this Section 7.2.2) and the other applicable provisions of this Lease.

     7.3 Performance of Alterations, Landlord Cost Items and Tenant Repair Items.

     The following terms shall govern both parties’ performance of all Alterations, Landlord Cost Items and Tenant Repair Items:

          (i) Those required as the result of any emergency which could reasonably be expected to cause damage or injury to persons or property shall be commenced by the responsible party immediately upon oral notice from the other party of the need for same. If the notifying party is unable to so notify the responsible party after making a reasonable attempt to do so (or if such notice is not practicable to provide based upon the nature of such emergency), the notifying party may commence such repairs and complete same at the responsible party’s expense (which expenses shall be the out-of-pocket expenses of the notifying party, exclusive of internal handling costs, fees or overhead cost allocations) to the extent reasonably necessary to avert the emergency, in which case the notifying party shall provide written notice thereof to the responsible party as soon as is reasonably possible.

          (ii) Except as set forth above and except that this clause (ii) shall not apply to Alterations except any Alterations to be performed in an emergency, the responsible party shall cause all other such repairs and replacements to be completed as soon as is reasonably practicable following written notice from the notifying party of the need for same.

          (iii) Both parties shall perform work in such a manner and at times so as to not unreasonably interfere with the reasonable use and enjoyment of the Premises by the Tenant and its Subtenants, [or the Excluded Premises, by the Landlord and its subtenants,] and to minimize to the extent reasonably practicable any noise, vibrations, particulates and dust infiltration or other disturbance which would unreasonably disturb the use and enjoyment of the Premises [or Excluded Premises] by any occupants thereof.

          (iv) Any work of repair or replacement by either party (including Alterations) shall be done in a good and workmanlike manner, in compliance with applicable Laws (to the extent enforced from time to time) and the ASOT Standards and using licensed, qualified contractors if other than a minor repair or replacement.

     7.4 Liens.

     Each party shall keep the Premises free from liens arising out of any work performed by such party or its Agents, or for material furnished or obligations incurred by such party during the Term. Each party shall have the right to post on the Premises any notices permitted or required by law or that are needed for the protection of them, the Premises, or the Building, from mechanics’ and material suppliers’ liens.

8. UTILITIES AND SERVICES

     8.1 Utilities; Utility Interruption.

     Tenant shall be responsible for contracting for and paying the cost of all utilities used by Tenant and its Subtenants, including gas, electricity, water, sewer service, garbage collection and telephone, with respect to the Premises.

     To the extent that a failure in the delivery of utilities, which is not caused by Tenant, its Affiliates, Agents or Invitees, shall have resulted in all or a portion of the Premises being untenantable and such failure continues beyond the expiration of the Eligibility Period, then Tenant shall be entitled to an abatement of Base Rent relating to such portion (or all, as applicable) of the Premises in an amount equal to the Abatement Amount, from and after the Eligibility Period and continuing until such portion of the Premises (or all, as applicable), shall no longer be untenantable. If such Abatement Event was not caused by Tenant, its Affiliates, Agents or Invitees and affects more than 50% of the Units and shall continue for longer than one hundred twenty (120) days, Tenant shall have the right to terminate this Lease (in which event the Maximum Give-Back Amount shall not apply). If such Abatement Event is not caused by Landlord, its Affiliates, Agents or Invitees and affects more than 50% of the Units and shall continue for longer than three hundred sixty-five (365) days, Landlord shall have the right to terminate this Lease (in which event the Maximum Give-Back Amount shall not apply). If Tenant’s right to abatement and/or termination, or Landlord’s right to termination, occurs because of a damage or destruction pursuant to Article 11 (Damage and Destruction) or a Taking pursuant to Article 12 (Eminent Domain), then (i) the Eligibility Period shall not be applicable, and (ii) Tenant’s and Landlord’s termination rights in this Section 8.1 shall not be applicable, as such abatement and termination rights shall be governed by Articles 11 and 12, respectively, and not this Section 8.1.

     8.2 Services.

     Tenant shall be responsible for contracting for and paying the cost of janitorial service, refuse collection, security, and all other services necessary for Tenant’s use of the Premises under this Lease. [Landlord shall be responsible for contracting for and paying the cost of janitorial service, refuse collection, security, and all other services necessary for Landlord’s use of the Excluded Premises.]

9. COMPLIANCE WITH LAWS; PREMISES CONDITION

     Landlord shall at all times during the Term cause, at its cost, any work it performs on the Premises [and to the Excluded Premises,] to be in compliance with all applicable federal, state, local and administrative laws, rules, regulations, orders and requirements (collectively, “Laws”), including, without limitation, the Environmental Laws.

     To the extent any work Tenant is required to perform under this Lease or in accordance with Laws requires the correction of any non-compliance of the Premises with applicable Laws in existence as of the Commencement Date of which Tenant did not have actual knowledge of as of the Commencement Date, Tenant shall provide Landlord with a written notice so advising Landlord of the condition and the corrective work Tenant intends to perform. Upon receipt of any such notice, Landlord shall have ten (10) business days within which to object to the work described in Tenant’s notice by delivering written notice to Tenant. If Landlord does not timely object, Tenant may proceed with the subject work. If, however, Landlord does timely object, Landlord and Tenant shall meet and confer in good faith to reach agreement on whether and/or how any such corrective work should be completed and the cost to complete such work. If Landlord and Tenant are not able to agree within ten (10) business days after delivery of Landlord’s notice of objection, then either party may elect, by delivering written notice to the other party, to have Landlord assume the responsibility for performing such work, in which event, Landlord shall cause such corrective work to be completed in accordance with applicable Laws at Landlord’s cost and expense. Absent either party making such election, Tenant may cause such work to be completed in accordance with applicable Laws, and Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses (exclusive of internal handling costs, fees and overhead cost allocations) of completing such corrective work and/or reasonable costs paid to a third party vendor for performing such work, and any administrative fee due to Tenant to which the parties may have mutually agreed prior to Tenant’s performing such work. Such reimbursement shall be made by Landlord to Tenant within thirty (30) days after receiving evidence of the completion of such work and invoices or comparable evidence of payment of such costs and expenses by Tenant. To the extent that the corrective work is done in conjunction with other Alterations or work performed by Tenant that is not otherwise a Landlord

Cost Item, Landlord will only be responsible for the incremental costs directly attributable to correcting the non-compliant condition. The foregoing provisions of this paragraph shall not, however, apply with respect to any corrective work pertaining to Hazardous Materials required to be performed by Landlord pursuant to the provisions of Section 18 below (specifically including Section 18.4), which provisions shall control.

     Tenant shall at all times during the Term cause, at its cost (subject to reimbursement as provided in the preceding paragraph and reimbursement for Landlord Cost Items to the extent applicable), (y) the work it performs on the Premises and the FF&E, and (z) the Tenant’s Personal Property to be in compliance with all applicable Laws, exclusive of non-compliance (A) resulting from the work Landlord performs on the Premises or for which Landlord is responsible to perform under this Lease, (B) resulting from any physical defect or deferred maintenance of the Premises resulting from Landlord’s disapproval of any Landlord Cost Item, and/or (C) which is Landlord’s obligation pursuant to Section 18 (Hazardous Materials) below. In addition, Tenant shall at all times comply with all Laws relating to discrimination in housing and employment practices and governing occupancy of rental properties, including without limitation any applicable rent control laws. Without limiting Section 14.4 (Indemnification) and Article 18 (Hazardous Materials) below, but subject to the other terms of this Lease, Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all Claims (as defined in Section 14.4.1 (Tenant’s Indemnity) below) arising out of Landlord’s failure to comply with its obligations under the terms of this Section and Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Claims arising out of Tenant’s failure to comply with its obligations under the terms of this Section.

10. SUBORDINATION

     Landlord represents to Tenant that Landlord has not placed any mortgages or deeds of trust upon the Premises or any part thereof [(other than that certain deed of trust assumed by Landlord pursuant to the Master Agreement, for which the parties have obtained and recorded a subordination, non-disturbance and attornment agreement from such current lender with respect to this Lease, the Master OCH Agreement and the Retained Corporate Leases as provided in the Master Agreement)]. Landlord shall have the right to cause this Lease to be subordinated to the lien of any future bona fide mortgage or deed of trust to which the Premises is provided as security (herein a “Future Mortgage”), provided that the Landlord causes such lender to provide to the Tenant a subordination, nondisturbance and attornment agreement in a form and substance that is commercially reasonable. Such agreement shall provide that if the Future Mortgage should terminate or be foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall pay subsequent Rent and attorn to and become the tenant of such successor Landlord, provided that Tenant has received proper written notice of such succession and the name and address of the successor landlord, and further provided that, as a condition to such attornment the holder of such Future Mortgage shall agree that, so long as there is no uncured Event of Default by Tenant hereunder, such holder shall recognize this Lease and shall not disturb Tenant in its possession of the Premises for so long as there is no uncured Event of Default by Tenant under this Lease and such lender is not otherwise entitled to terminate this Lease or otherwise dispossess Tenant of the Premises in accordance with the terms hereof. Such agreement shall also contain comparable provisions with respect to the Retained

Corporate Leases and the Master OCH Agreement and OCH’s rights under such leases and the Master OCH Agreement.

11. DAMAGE AND DESTRUCTION

     If the Premises, the Building or any Major Systems are damaged by fire or other casualty, Tenant shall notify Landlord in accordance with Landlord’s Risk Management Policies and Procedures (as defined in Section 15.1 below), and shall notify Tenant’s insurance carrier, as soon as reasonably possible after it becomes aware of the same. Within thirty (30) days after the date of such casualty, Landlord shall notify Tenant of Landlord’s good faith determination of the time period after the damage it will take to repair the damage. To the extent this Lease is not terminated in whole or in part as provided below, Landlord shall repair the damaged portion of the Premises for which this Lease has not been terminated, as soon as reasonably possible thereafter without delay. In such event this Lease shall remain in full force and effect as to any portion of the Premises for which it has not been terminated, but Tenant shall be entitled to an abatement of Base Rent following the expiration of the Eligibility Period and continuing until such repairs are completed, based upon the extent to which such damage and the making of such repairs renders the Premises untenantable, in an amount equal to the Abatement Amount except to the extent the damage or casualty occurred as a result of the gross negligence or willful misconduct by Tenant or its Affiliates or Agents, in which event Tenant’s obligation to pay Base Rent shall continue without abatement. In addition, in such event, provided Landlord submits a claim to its insurance carrier(s) with respect to any such damage or casualty to the extent such damage or casualty should be covered in whole or in part under any of Landlord’s insurance policies, Tenant shall be responsible for reimbursing Landlord for any actual, documented and reasonable out-of-pocket costs and expenses (exclusive of any internal handling costs, fees or overhead cost allocations) incurred by Landlord in repairing such damage to the extent not recovered by Landlord from any of its insurance carriers, including any deductible or self-insured retention amounts under Landlord’s insurance policies. Tenant shall pay, as additional Rent hereunder, any such amount due from Tenant within thirty (30) days of receipt by Tenant of invoices and other evidence of such costs and expenses and the performance of the subject work if Landlord repairs and restores the Premises.

     If Landlord estimates that it will take one hundred twenty (120) days or longer to repair any such damage, Tenant may terminate this Lease as to the damaged Units by providing notice to Landlord within thirty (30) days after Landlord’s notice. If the estimate is that it will take three hundred sixty-five (365) days or longer to so repair, Landlord may terminate this Lease as to the damaged Units by providing notice to Tenant within thirty (30) days after its notice of the estimated time to repair the Premises. In addition, if 50% or more of the Units are damaged and Landlord’s estimate is that it will take longer than one hundred twenty (120) days to repair, Tenant may terminate this entire Lease and not be subject to the Maximum Give-Back Amount by providing written notice to Landlord within thirty (30) days after Landlord’s notice of such estimate. In addition, if 50% or more of the Units are affected and Landlord’s estimate is that it will take longer than three hundred sixty-five (365) days to repair, Landlord may terminate this entire Lease by providing written notice to Tenant within thirty (30) days after its notice of the estimated time to repair the Premises and the Maximum Give-Back Amount limitation shall not apply.

     If either party terminates this Lease in whole or in part as described above, the termination shall be effective as of the date specified in such notice, which date shall be not less than thirty (30) nor more than ninety (90) days after notice is given by the terminating party.

     If at any time during the last six (6) months of the Term of this Lease there is material damage that Landlord would otherwise be required to repair hereunder, either party may, at its option, terminate this Lease as to the damaged Units, and with respect to this entire Lease if more than fifty percent (50%) of the Units are damaged, which termination shall be effective as of the date such damage occurred, by giving written notice to the other party of its election to do so within thirty (30) days after the date of such damage, and any such termination of this entire Lease shall not be subject to the Maximum Give-Back Amount.

     In case of termination, Base Rent shall be reduced by the Abatement Amount based upon the extent to which such damage renders the Premises untenantable, and Tenant shall pay such reduced Base Rent up to the date of termination. As to any portion of the Premises for which this Lease shall have been terminated, Landlord shall refund to Tenant any Base Rent previously paid for any period of time subsequent to such date of termination.

     The parties intend that the provisions of this Section govern fully their rights and obligations in the event of damage or destruction, and Landlord and Tenant each hereby waives and releases any right to terminate this Lease in whole or in part [under Section 1932, subdivision 2, Section 1933, subdivision 4, and Sections 1941 and 1942 of the Civil Code of California or] under any contrary provisions of applicable law, statute or ordinance now or hereafter in effect, to the extent such rights are inconsistent with the provisions hereof.

12. EMINENT DOMAIN

     12.1 Definitions.

          (a) “Taking” means a taking or damaging, including severance damage, by eminent domain, inverse condemnation or for any public or quasi-public use under law. A Taking may occur pursuant to the recording of a final order of condemnation, or by voluntary sale or conveyance in lieu of condemnation or in settlement of a condemnation action.

          (b) “Date of Taking” means the earlier of (i) the date upon which title to the portion of the Premises taken passes to and vests in the condemnor, or (ii) the date on which Tenant is dispossessed.

          (c) “Award” means all compensation, sums or anything of value paid, awarded or received for a Taking, whether pursuant to judgment, agreement, settlement or otherwise.

     12.2 General.

     If during the Term, there is any Taking of all or any part of the Premises or any interest in this Lease, the rights and obligations of the parties hereunder shall be determined pursuant to this Section. Tenant and Landlord intend that the provisions hereof govern fully in the event of a Taking and accordingly, the parties each hereby waive any right to terminate this Lease in whole or in part [under Sections 1265.10, 1265.40, 1265.120 and 1265.130 of the California Code of Civil Procedure or] under any provisions of applicable law, statute or ordinance now or hereafter in effect, to the extent such rights are inconsistent with the provisions hereof.

     12.3 Total Taking; Automatic Termination.

     If there is a total Taking of the Premises in its entirety, then this Lease shall terminate as of the Date of Taking, and any such termination shall not be subject to the Maximum Give-Back Amount.

     12.4 Partial Taking; Election to Terminate.

     If there is a Taking of any portion (but less than all) of the Premises, then this Lease shall terminate in its entirety if all of the following exist: (i) the partial Taking, in Tenant’s reasonable judgment, renders the remaining portion of the Premises untenantable or unsuitable for continued use by Tenant for its intended purposes or otherwise materially adversely affect Tenant’s normal operations in the Premises; (ii) the condition rendering the Premises untenantable or unsuitable either is not curable or is curable but Landlord is unwilling or unable to cure such condition; and (iii) Tenant elects to terminate. Tenant may terminate by giving written notice to Landlord by not later than thirty (30) days after the Date of Taking, and thereafter this Lease shall terminate upon the later of the thirtieth (30th) day after such written notice is given or the Date of Taking, and any such termination of this entire Lease shall not be subject to the Maximum Give-Back Amount.

     12.5 Partial Taking; Continuation of Lease.

     If there is a partial Taking of the Premises under circumstances where this Lease is not terminated in its entirety under Section 12.4 (Partial Taking; Election to Terminate) above, then this Lease shall terminate as to the portion of the Premises so taken, but shall remain in full force and effect as to the portion not taken, and the rights and obligations of the parties shall be as follows: (i) Base Rent shall be reduced by the Abatement Amount, and (ii) Landlord shall be entitled to the entire Award in connection therewith, provided that Tenant shall receive any Award made specifically for Tenant’s relocation expenses, the interruption of or damage to Tenant’s business or damage to Tenant’s Personal Property, and/or for loss of goodwill.

     12.6 Temporary Taking.

     Notwithstanding anything to contrary in this Section, if a Taking occurs with respect to the Premises for a limited period of time not in excess of one hundred twenty (120) consecutive days, this Lease shall remain unaffected thereby, and Tenant shall continue to pay Rent and to perform all of the terms, conditions and covenants of this Lease. In the event of such temporary Taking, Tenant shall be entitled to receive that portion of any Award representing compensation for the use or occupancy of the Premises during the Term.

     12.7 Rent; Award.

     Upon termination of this Lease pursuant to an election under Section 12.4 above, then: (i) Tenant’s obligation to pay Rent shall continue up until the date of termination, and thereafter shall cease, except that Base Rent shall be reduced as provided in Section 12.5 for any period during which this Lease continues in effect after the Date of Taking; and (ii) Landlord shall be entitled to the entire Award in connection therewith, except that Tenant shall receive any Award made specifically for Tenant’s relocation expenses, the interruption of or damage to Tenant’s business or damage to Tenant’s Personal Property, and/or for loss of goodwill.

13. ASSIGNMENT AND SUBLETTING

     13.1 General.

     Except as provided in this Section and Section 13.2 below, Tenant shall not sell, assign, or otherwise transfer all or any part of its interest in or rights with respect to the Premises or its leasehold estate hereunder or permit all or any portion of the Premises to be occupied or used by anyone other than itself or sublet all or any portion of the Premises, without Landlord’s prior written consent, in Landlord’s sole discretion. Provided there does not then exist a monetary or material non-monetary Event of Default by Tenant under this Lease, and no circumstance exists which would be a monetary or material non-monetary Event of Default with the giving of notice, the passage of time, or both, Tenant may assign its rights hereunder to any Affiliate of Tenant upon no less than ten (10) days prior written notice to Landlord. Tenant acknowledges that it shall not, as a result of any such assignment to an Affiliate, be relieved of any responsibility, liability or other obligation to Landlord arising out of the Lease, all of which shall be joint and several obligations of Tenant and the Affiliate transferee as of the effective date of the transfer. As a condition precedent to the validity of any such assignment by Tenant to any Affiliate of Tenant, (i) such Affiliate shall assume in writing all of Tenant’s covenants, conditions and other obligations to Landlord hereunder arising from and after the date of such assignment, and (ii) an executed original of such agreement of assumption shall be delivered to Landlord prior to the effective date of such assignment.

     13.2 Subleasing.

     During the Term, Tenant shall have the right, without Landlord’s consent, to enter into subleases (“Subleases”) (a) with any persons or entities providing the Retail Services therein [or may otherwise permit occupancy of all or any portion of the Retail Services Areas by any such persons or entities], provided the terms of such Subleases [or occupancy arrangements] cannot extend beyond the Term of this Lease and may be terminated by Landlord in the event this Lease is terminated; and (b) with individual subtenant rental households (the “Subtenants”) for actual occupancy of the Units designated as Conventional Units from time to time by Tenant provided (i) the subject Sublease for a Conventional Unit (each, a “Residential Lease”) is on Tenant’s standard lease form and the term is for one (1) year or less; (ii) the Residential Lease shall contain a provision subordinating such Residential Lease to this Lease and any deed of trust or mortgage of any lender of Landlord recorded against the Premises, and an agreement of the Subtenant thereunder to attorn to Landlord and such lender (at the election of Landlord or such lender, as the case may be) if this Lease is terminated due to an Event of Default by Tenant hereunder; and (iii) the Residential Lease form shall not obligate the landlord thereunder following the Termination Date to incur any additional material liabilities or obligations, or provide any additional material services, beyond those contained in ASOT’s standard lease form in effect on the date the Residential Lease is signed (but Tenant shall not be bound by any changes to the current ASOT’s standard lease form unless and until Landlord has provided Tenant with at least thirty (30) days’ prior notice thereof), and (iv) the form of such Residential Leases and the creditworthiness and criminal background of such Subtenants are in accordance with the ASOT Standards. The parties hereby acknowledge that any obligation, liability or service which could jeopardize the qualification of Archstone-Smith Trust to continue to qualify as a real estate investment trust for federal income tax purposes is “material” for purposes of clause (iii) above.

     Tenant shall also have the right from time to time to enter into any occupancy leases or agreements with respect to the Corporate Unit, and any amendments and terminations thereof, as Tenant shall desire, with any corporate subtenants, for any rent and length of lease terms and upon any other terms and conditions as Tenant shall desire, without any restrictions and without having to obtain Landlord’s consent thereto. Each such sublease shall, however, be subject to the terms of this Lease.

     Tenant shall further have the right to enter into license agreements with any person or entities Tenant selects with respect to other areas of the Premises (including, for example, roof-top licenses with telecommunication companies) and other contracts and agreements pertaining to the Premises as Tenant shall determine so long as (1) such license, contract or agreement is consistent with, and the Premises continue to comply with, the ASOT Standards, and (2) no such licenses, contracts or agreements shall extend beyond the Termination Date without Landlord’s prior written consent in Landlord’s sole discretion. In the event Landlord shall have so consented to the continuation of the term of such license, contract or agreement beyond the Termination Date, such licenses, agreements and consents shall be assigned to Landlord upon the Termination Date and Landlord shall assume the obligations of the Tenant arising thereunder after the Termination Date. Landlord shall have no right to determine or approve the amount of the sublease payments from the Subtenants nor receive any portion of such sublease payments.

14. DEFAULT; REMEDIES; INDEMNIFICATION

     14.1 Events of Default by Tenant.

          14.1.1 Any of the following shall constitute an “Event of Default” by Tenant under this Lease:

          (a) Tenant’s failure to make any payment of Rent or any other payment due from Tenant to Landlord under this Lease within five (5) business days after its due date, provided that such failure shall have continued for more than five (5) business days beyond Landlord’s notice of such failure; and further provided that, for payments of Base Rent, Tenant shall be entitled to such notice on not more than two (2) occasions in any given Lease Year.

          (b) Tenant’s failure to perform any other covenant or obligation of Tenant hereunder (not involving the payment of money) and to cure such non-performance within thirty (30) days of the date of receipt of notice thereof from Landlord, provided that if more than thirty (30) days are reasonably required for such cure, no Event of Default shall occur if Tenant commences such cure within such period and diligently prosecutes such cure to completion. Notwithstanding anything to the contrary in the foregoing, in the event that the Premises are encumbered by an existing deed of trust or mortgage in effect as of the Commencement Date, if such non-performance by Tenant would also give rise to a default or event of default under such deed of trust or mortgage if not cured within the periods specified in such deed of trust or mortgage, Tenant’s failure to cure such non-performance within the cure periods provided in such deed of trust or mortgage to the extent different from the foregoing shall constitute an Event of Default by Tenant, provided Landlord has advised Tenant of such cure periods.

     14.2 Landlord’s Remedies.

          (a) Upon the occurrence of any Event of Default by Tenant, Landlord shall have all rights and remedies available at law or in equity or granted hereunder, including the following (but specifically excluding the right to dispossess Tenant unless Landlord elects to terminate this Lease pursuant to clause (a)(1) hereof):

               (i) Landlord may terminate this Lease (but only in the event of a monetary or material non-monetary Event of Default), by giving Tenant written notice of Landlord’s election to do so, in which event the Term and all right, title and interest of Tenant hereunder shall end on the date stated in such notice, except that Landlord may elect to make the termination subject to the Maximum Give-Back Amount.

               (ii) Landlord may elect to keep this Lease in place.

               (iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including without limitation (A) injunctive relief, (B) recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease, and (C) any other damages incurred by Landlord by reason of Tenant’s Event of Default under this Lease.

               (iv) Landlord may elect to perform any obligation of Tenant under this Lease and be reimbursed by Tenant for the reasonable costs and expenses incurred by Landlord in performing such obligation, together with interest at the Default Rate from the date the charge was incurred, within ten (10) days after providing Tenant with an invoice for the same.

          (b) If Landlord exercises the remedy provided for in clause (a)(i) above, (A) Tenant shall surrender possession of and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, and (B) Landlord shall be entitled to recover from Tenant all damages and other sums which Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all the fixed dollar amounts of Base Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or in respect of which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, and, in addition, any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the excess of the Base Rent provided to be paid for the remainder of the Term over the fair market rental value of the Premises (determined at the date of termination of this Lease) after deduction of all anticipated expenses of reletting. Landlord shall use commercially reasonable efforts to mitigate its damages.

          (c) If Landlord elects to keep the Lease in place, Tenant shall remain obligated to pay the Rent (and all other charges) hereunder as and when they become due.

          (d) In all cases, Tenant shall remain responsible for all past due Base Rent and other unpaid charges. All amounts due under this Lease (including Rent), which Tenant shall not pay when due, shall bear interest at the Default Rate.

     14.3 Landlord’s Default.

          (a) If at any time or times Landlord shall be in default in the performance or observance of any of its covenants, agreements or undertakings provided in this Lease, and if Landlord shall not cure or remedy such default within thirty (30) days after Tenant gives written notice thereof to Landlord (or, in the case of an emergency which could reasonably be expected to cause damage or injury to persons or property or where any of the Units are uninhabitable, such shorter period as is commensurate given the nature of the emergency), or, if such default cannot reasonably be cured and remedied within such time period, if Landlord shall not commence in good faith to cure and remedy such default within such time period after receipt of such notice from Tenant and continue with due diligence until such default is cured and remedied, then Landlord shall be deemed to be in default under this Lease. In such event, Tenant may, but shall not be obligated to, take such action as in Tenant’s good faith judgment is reasonably appropriate to cure and remedy such default by Landlord, and Landlord shall, within ten (10) days after receipt of demand therefor, pay to Tenant an amount equal to all reasonable costs and expenses incurred by Tenant in so curing and remedying such default, together with interest at the Default Rate. After not less then thirty (30) days from such notice of default without cure, Tenant may also sue Landlord for damages and/or for specific performance. In no event may Tenant offset any amounts owing Tenant against Rent unless Tenant receives a final judgment in a court of competent jurisdiction against Landlord and Landlord shall have failed to pay such judgment within thirty (30) days thereafter. Except as limited above in this Section 14.3, all of Tenant’s remedies under this Section 14.3 (Landlord’s Default) and elsewhere in this Lease shall be in addition to all other remedies Tenant may have at law or in equity (including injunctive relief) as a result of Landlord’s default.

          (b) In all cases, Landlord shall remain responsible for the payment of all Landlord Cost Items that Landlord is required to pay or reimburse to Tenant under this Lease and all other unpaid charges. If Landlord fails to pay any amount due to Tenant under this Lease (including the Landlord Cost Items) as and when due, and such failure shall have continued for more than five (5) business days beyond Tenant’s notice of such failure, such amounts shall bear interest at the Default Rate until paid.

     14.4 Indemnification.

          14.4.1 Tenant’s Indemnity. Tenant agrees to indemnify and defend Landlord against, and hold Landlord free and harmless from, any and all losses, costs, liabilities, damages, claims, liens and expenses, including, without limitation, reasonable attorneys’ fees and costs arising from claims made by third parties (collectively, “Claims”) as a result of or incurred in connection with or arising from: (i) any Event of Default by Tenant under this Lease; or (ii) the negligence or willful misconduct of Tenant or its Agents, in, on or about the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or it Affiliates, Agents or Invitees. Tenant’s obligations under this subsection shall survive the termination of this Lease.

          14.4.2 Landlord’s Indemnity. Landlord agrees to indemnify and defend Tenant against, and hold Tenant free and harmless from, any and all Claims as a result of or incurred in connection with or arising from: (i) any default (which remains uncured following receipt of all required notices and expiration of all applicable cure periods) by Landlord in the observance or performance of any of the terms, covenants or conditions of this Lease on the Landlord’s part to be observed or performed; or (ii) the negligence or willful misconduct of Landlord, or of Landlord’s Agents, in, on or about the Premises, except to the extent caused by the negligence or willful misconduct of Tenant or its Affiliates, Agents or Invitees. Landlord’s obligations under this subsection shall survive the termination of this Lease.

          14.4.3 Other Indemnity Obligations. The parties’ indemnities under this Section 14.4 shall be in addition to and shall in no way limit any other specific indemnity obligations contained elsewhere in this Lease.

          14.4.4 Procedure. The term “Indemnified Party” means the party or parties entitled to, or claiming a right to, indemnification under this Section 14.4.2 or any other provision of this Lease. The term “Indemnifying Party” means the party or parties claimed by the Indemnified Party to be obligated to provide indemnification under this Lease.

          The Indemnified Party shall give notice as promptly as is reasonably practicable, but in any event no later than fifteen (15) Business Days after receiving notice of any claim being made by a third party, to the Indemnifying Party of the assertion of any Claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Lease (which notice shall specify in reasonable detail the nature and amount of such Claim); provided, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 14.4 or any other provision of this Lease, except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party may, at its own expense, (a) participate in the defense of any such Claim, suit, action or proceeding and (b) upon notice to the Indemnified Party, at any time during the course of any such Claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, shall have the exclusive right, to settle or compromise such claim, suit, action or proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     Any settlement or compromise made or caused to be made by the Indemnified Party (unless the Indemnifying Party has the exclusive right to settle or compromise under the preceding paragraph) or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in the preceding paragraph shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or loss shall be imposed on the Indemnified Party as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (ii) the Indemnified Party will not compromise or settle any Claim, suit, action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

15. INSURANCE

     15.1 Landlord’s Insurance.

     At all times during the Term, Landlord, at its sole cost and expense, shall maintain insurance that insures the Premises, the FF&E [and the Excluded Premises] (but excluding Tenant’s Personal Property) against damage and destruction by fire, vandalism, malicious mischief, sprinkler damage and other perils customarily covered under an All Risk form property insurance policy (but also specifically including coverage for earthquake and flood) in an amount equal to one hundred percent of the full insurance replacement value (replacement cost new, including, boiler and machinery coverage, debris removal and demolition) thereof.

     Landlord, at no cost to the Tenant, shall procure and keep in effect at all times during the Term Commercial General Liability (CGL) insurance with limits of Ten Million Dollars ($10,000,000) each occurrence and in the aggregate applicable to each location separately (so long as per location aggregates are available at commercially reasonable rates) for bodily injury and property damage, including contractual liability (including the tort liability of another assumed in a business contract), independent contractors, broad-form property damage, fire damage legal liability, personal injury and advertising injury (employee and contractual liability exclusions deleted), products and completed operations, and explosion, collapse and underground (XCU), covering claims where Landlord or Tenant are deemed legally liable. Landlord’s commercial general liability policy shall be primary as respects premises liability and Tenant’s general liability insurance (as outlined in Section 15.2 below) shall be secondary, and Tenant’s general liability insurance carrier shall not be required to make any contribution to Landlord’s insurance carrier. Notwithstanding anything to the contrary in the foregoing, to the extent Tenant is deemed liable due to the gross negligence or willful misconduct of Tenant or its Agents, employees or contractors, Tenant’s general liability insurance shall be primary and Landlord’s general liability policy shall be secondary and Landlord’s general liability insurance carrier shall not be required to make any contribution to Tenant’s insurance carrier.

     Landlord shall cause Tenant to be named as an additional insured on the general liability insurance policies procured by Landlord under this Section 15.1. Prior to or contemporaneous with the execution of this Lease (and as requested by Tenant from time to time), Landlord shall deliver to Tenant certificates of insurance (with Tenant listed as an additional insured), evidencing the above described coverage. The insurance shall not be cancelable or subject to material reduction of coverage or otherwise be subject to material modification except after thirty (30) days’ prior written notice to Tenant.

     Failure by Landlord to maintain any insurance specifically required hereunder shall not relieve Landlord from any liability under this Lease, nor shall the insurance requirements hereof be construed to conflict with or otherwise limit any contractual obligations, including those of indemnification, of Landlord contained herein. In the event Landlord shall fail to maintain the insurance coverage required by this Lease, Tenant may (but shall be under no obligation to) obtain the required policies of insurance. All amounts advanced by Tenant in payment of the required premiums for such insurance shall be reimbursed to Tenant as provided in Section 14.3 (Landlord’s Default).

     Tenant shall be subject to and follow Landlord’s current insurance or risk management policies and procedures (the “Risk Management Policies and Procedures”), related claims handling policies and procedures and Landlord’s response and remediation guidelines for water, moisture and mold infiltration and any modifications to such policies and procedures which are applied by ASOT generally to properties in its portfolio; provided any modifications to the current policies and procedures shall not be binding upon Tenant unless and until Tenant has received thirty (30) days’ prior notice thereof from Landlord. Landlord has provided Tenant with the foregoing current materials. Failure to follow the Risk Management Policies and Procedures or to report claims or incidents with respect to such matters that could give rise to claims could void coverage. Any such claims coverage, which becomes voided or not available due to the Tenant’s not following procedures above, will be the sole financial responsibility of Tenant.

     15.2 Tenant’s Insurance.

     Tenant, at its sole cost and expense, shall maintain during the Term, and any extensions thereof, the following insurance coverages required immediately below:

          15.2.1 Worker’s Compensation Insurance and Employer’s Liability Insurance in accordance with all applicable laws, and with limits not less than the limits required by the state in which the Premises is located.

          15.2.2 Commercial General Liability Insurance (CGL) insurance with limits of Ten Million Dollars ($10,000,000) each occurrence and in the aggregate applicable to each location separately (so long as per location aggregates are available at commercially reasonable rates) for bodily injury and property damage, including contractual liability (including the tort liability of another assumed in a business contract), independent contractors, broad-form property damage, fire damage legal liability, personal injury and advertising injury (employee and contractual liability exclusions deleted), products and completed operations, and explosion, collapse and underground (XCU), covering claims where Landlord or Tenant are deemed legally liable. Landlord’s commercial general liability policy (as outlined in Section 15.1 above) shall be primary as respects premises liability and Tenant’s general liability insurance shall be secondary, and Tenant’s general liability insurance carrier shall not be required to make any contribution to Landlord’s insurance carrier. Notwithstanding anything to the contrary in the foregoing, to the extent Tenant is deemed liable due to the gross negligence or willful misconduct of Tenant or its Affiliates or Agents, employees or contractors, Tenant’s general liability insurance shall be primary and Landlord’s general liability policy shall be secondary and Landlord’s general liability insurance carrier shall not be required to make any contribution to Tenants insurance carrier.

          15.2.3 Professional Liability Insurance (errors and omissions) with the following limits of liability: Two Million Dollars ($2,000,000) per claim and in the aggregate.

     Tenant shall cause Landlord to be named as an additional insured on the general liability insurance policies procured by Tenant under this Section 15.2 but only as to Tenant’s operations. Prior to or contemporaneous with the execution of this Lease (and as requested by Landlord from time to time), Tenant shall deliver to Landlord certificates of insurance (with Landlord listed as an additional insured), evidencing the above described coverage. The insurance shall not be cancelable or subject to material reduction of coverage or otherwise be subject to material modification except after thirty (30) days’ prior written notice to Landlord.

     Failure by Tenant to maintain any insurance specifically required hereunder shall not relieve Tenant from any liability under this Lease, nor shall the insurance requirements hereof be construed to conflict with or otherwise limit any contractual obligations, including those of indemnification, of Tenant contained herein. In the event Tenant shall fail to maintain the insurance coverage required by this Lease, Landlord may (but shall be under no obligation to) obtain the required policies of insurance. All amounts advanced by Landlord in payment of the required premiums for such insurance shall be reimbursed to Landlord as provided in Section 14.2 (Landlord’s Remedies).

     In accordance with the Risk Management Policies and Procedures, Tenant shall promptly notify Landlord of any personal injury or property damage occurring to or claimed by any third party on or with respect to the Premises, and shall forward copies to Landlord of any summons, subpoena or other legal document served upon, delivered to or otherwise coming into the possession or attention of Tenant relating to actual or alleged potential liability of Landlord, Tenant or the Premises.

     To the extent there is any damage to Tenant’s Personal Property due to the gross negligence or willful misconduct of Landlord or Landlord’s Affiliates or Agents, Landlord shall be responsible for reimbursing Tenant for the actual, documented and reasonable out-of-pocket costs and expenses incurred by Tenant (exclusive of any internal handling costs, fees or overhead cost allocations) in repairing any damage to or replacing such Tenant’s Personal Property, but only to the extent of any deductible or self-insurance retention amounts under Tenant’s property insurance policies covering Tenant’s Personal Property.

     15.3 Waiver of Subrogation.

     Notwithstanding anything to the contrary contained herein, Landlord hereby waives any right of recovery against Tenant for any loss or damage sustained by Landlord with respect to the Building or the Premises or any portion thereof or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of Tenant, to the extent such loss or damage is covered by insurance which Landlord is required to purchase under this Lease or is otherwise actually recovered from valid and collectible insurance covering Landlord. To the extent available at commercially reasonable rates, Landlord agrees to obtain a waiver of subrogation endorsement from each insurance carrier issuing policies relative to the Building or the Premises; provided, Landlord’s failure to do so shall not affect the above waiver. This waiver shall not apply to Subtenants or lessees within the Units.

     Notwithstanding anything to the contrary contained herein, Tenant hereby waives any right of recovery against Landlord for any loss or damage sustained by Tenant with respect to the Building or the Premises or any portion thereof or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of Landlord, to the extent such loss or damage is covered by insurance which Tenant is required to purchase under this Lease or is otherwise actually recovered from valid and collectible insurance covering Tenant. To the extent available at commercially reasonable rates, Tenant agrees to obtain a waiver of subrogation endorsement from each insurance carrier issuing policies relative to the Building or the Premises; provided, Tenant’s failure to do so shall not affect the above waiver. This waiver shall not apply to tenants or lessees within the Excluded Premises.

16. ACCESS BY LANDLORD

     Landlord reserves for (i) itself, (ii) any designated Agent or representative of Landlord, (iii) any representative or agent of a mortgage lender or other debt holder of Landlord, and (iv) Landlord’s shareholders, trustees, analysts, rating agency representatives, investors and other parties ASOT provides with rights of entry to its other properties in the ACI from time to time, the right to enter the Premises (but not spaces leased by Subtenants) at all reasonable times and after giving Tenant at least twenty four (24) hours’ advance notice, except in cases of emergency (in which event Landlord shall give such notice, if any, as is appropriate under the circumstances), which notice need not be written, for any purpose. The foregoing right of entry shall, however, be subject to the provisions of Section 22.17 (Quiet Enjoyment and Title).

17. ESTOPPEL CERTIFICATES

     Either party, from time to time during the Term upon not less than ten (10) days’ prior written notice from the other party, shall execute, acknowledge and deliver to the other party, or such persons or entities designated by such other party, a certificate stating: (i) the Commencement Date and Expiration Date of this Lease; (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications); (iii) that there are no defaults under this Lease (or if so, specifying the same); (iv) the date to which Rent has been paid; and (v) any other information that may be reasonably required by the requesting party.

18. HAZARDOUS MATERIALS

     18.1 Definitions.

          As used in this Lease, the following terms shall have the meanings hereinafter set forth:

          (a) “Environmental Laws” shall mean any federal, state, local or administrative law, rule, regulation, order or requirement relating to industrial hygiene, environmental conditions or Hazardous Material, whether now in effect or hereafter adopted.

          (b) “Hazardous Material” shall mean any material that, because of its quantity, concentration or physical or chemical characteristics, is deemed by any federal, state or local governmental authority to pose a present or potential hazard to human health or safety or to the environment. Hazardous Material includes, without limitation, any material or substance defined as a “hazardous substance,” or “pollutant” or “contaminant” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA,” also commonly known as the “Superfund” law), as amended (42 U.S.C. Sections 9601 et seq.) [ONLY FOR CALIFORNIA PROPERTIES:, or pursuant to Section 25316 of the California Health & Safety Code; any “hazardous waste” listed pursuant to Section 25140 of the California Health & Safety Code]; any asbestos and asbestos containing materials whether or not such materials are part of the structure of the Building or are naturally occurring substances on or about the Premises; any biological agents, including mold, fungi, mildew and other parasitic organisms; and petroleum, including crude oil or any fraction thereof, natural gas or natural gas liquids.

          (c) “Release” when used with respect to Hazardous Material shall include any actual or imminent spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into or inside the Building, or in, on, under or about the Premises.

     18.2 Landlord’s Covenants.

     Subject to Tenant’s obligations under Section 18.4 below, and without limitation of Section 5.2 (Condition of the Premises) above, Landlord shall not cause, or knowingly permit any of its Agents, Affiliates, [tenants of Excluded Premises]or Invitees to cause, any Hazardous Material to be brought upon, kept, used, stored, generated or disposed of in, on or about the Premises, or transported to or from the Premises [or the Excluded Premises] in violation of any applicable Environmental Laws [provided that tenants of Excluded Premises may use such substances in such limited amounts as are customarily used in residential rental projects so long as such use is in compliance with all applicable Environmental Laws]. In addition, Landlord, at Landlord’s cost and expense, shall cause those portions of the Premises for which it is responsible for repair, maintenance or replacement under this Lease and all portions of the Premises below the surface of the Land, to comply with Environmental Laws (to the extent so enforced by governmental authorities from time to time), except for any non-compliance that results from any condition caused by Tenant, or any Affiliate or Agent of Tenant after the Commencement Date.

     If Landlord reasonably and in good faith determines that Tenant, or any Affiliate, or Agent of Tenant, is responsible for any condition at the Premises caused by such party after the Commencement Date that is not in compliance with Environmental Laws, Landlord shall provide Tenant with a written notice so advising Tenant of the condition and the corrective work Landlord believes is necessary to correct such condition. Upon receipt of any such notice, Tenant shall have ten (10) business days within which to object to the work described in Landlord’s notice by delivering written notice to Landlord. If Tenant does not timely object, Landlord may proceed with the subject work, at Tenant’s cost and expense. If, however, Tenant does timely object, Landlord and Tenant shall meet and confer in good faith to reach agreement on whether Tenant is responsible for such corrective work and/or how any such corrective work should be completed and the cost to complete such work. If Landlord and Tenant are not able to agree within ten (10) business days after delivery of Tenant’s notice of objection, then either party may elect, by delivering written notice to the other party, to have Landlord assume the responsibility for performing such work, in which event, Landlord shall cause such corrective work to be completed in accordance with applicable Environmental Laws and, if such Hazardous Materials condition at the Premises was in fact caused after the Commencement Date by Tenant, or any Affiliate or Agent of Tenant, at Tenant’s cost and expense. Absent either party making such election, Landlord may cause such work to be completed in accordance with applicable Environmental Laws, and if such Hazardous materials condition was in fact caused after the Commencement Date by Tenant, or any Affiliate or Agent of Tenant, Tenant will reimburse Landlord for Landlord’s reasonable out-of-pocket costs and expenses (exclusive of internal handling costs, fees and overhead cost allocations) of completing such corrective work within thirty (30) days after receiving evidence of the completion of such work and invoices or comparable evidence of payment of such costs and expenses by Landlord.

     In the event the corrective work at the Premises described hereinabove deemed necessary by Landlord requires immediate attention to avoid injury to persons or damage to property, Landlord need not provide prior notice to Tenant and instead may proceed with the completion of such corrective work as is necessary. In such event Tenant will reimburse Landlord for Landlord’s reasonable out-of-pocket costs and expenses (exclusive of internal handling costs, fees and overhead cost allocations) of completing such corrective work within thirty (30) days after receiving evidence of the completion of such corrective work and invoices or comparable evidence of payment of such costs and expenses by Landlord to the extent Hazardous Materials condition at the Premises was in fact caused after the Commencement Date by Tenant or any Affiliate or Agent of Tenant.

     18.3 Landlord’s Environmental Indemnity.

     Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all Claims arising during or after the Term of this Lease as a result of any breach of any of Landlord’s covenants in Section 18.2 and Section 18.4 hereof.

     18.4 Tenant’s Covenants.

     Tenant shall not cause, or knowingly permit any of its Agents, Affiliates or Invitees to cause, any Hazardous Material to be brought upon, kept, used, stored, generated or disposed of in, on or about the Premises, or transported to or from the Premises, in violation of any Environmental Laws, provided that Tenant and Tenant’s Agents, Affiliates and Invitees may use such substances in such limited amounts as are customarily used in residential rental projects so long as such use is in compliance with all applicable Environmental Laws.

     If Tenant reasonably and in good faith determines that there is a condition at the Premises that is not in compliance with Environmental Laws that was not in existence as of the Commencement Date, other than conditions caused by Tenant or any Affiliate or Agent of Tenant after the Commencement Date, Tenant shall provide Landlord with a written notice so advising Landlord of such condition and any corrective work Tenant believes is necessary to correct such condition. To the extent such condition exists as of the Commencement Date, and

Landlord is aware of same, Tenant need not provide notice to Landlord of such condition. In the event that corrective work is necessary with respect to any such condition not caused by Tenant or any Affiliate or Agent of Tenant after the Commencement Date, Landlord shall cause such work to be performed at its cost and expense within a reasonable time following receipt of such notice from Tenant or after Landlord becomes aware of such condition whether or not Tenant notified Landlord thereof, taking into account the nature of the condition, any requirement to obtain governmental or regulatory approvals in connection with remedying such condition, and whether such condition poses any risk of damage or injury to property or persons.

     18.5 Tenant’s Environmental Indemnity.

     Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Claims arising during or after the Term of this Lease as a result of any breach of any of Tenant’s covenants in Section 18.2 and Section 18.4.

19. TERMINATION OR EXPIRATION OF LEASE; Retained Corporate Units.

     19.1 Procedure for Termination or Expiration of Lease.

     If Tenant desires to terminate this Lease prior to the Expiration Date, Tenant shall provide Landlord with a written notice (a “Termination Notice”) specifying, in addition to the information required in the following paragraph, the date (the “Early Termination Date”), which shall be no earlier than ninety (90) days after the date such notice is delivered to Landlord, upon which Tenant desires to terminate this Lease [delete the following in Oakwood Chicago:]; provided, however, in no event shall the Early Termination Date be earlier than the than first (1st) anniversary date of the Commencement Date. The term “Termination Date” shall mean the first to occur of (i) the Early Termination Date, or (ii) the Expiration Date. The term “Termination Notice Date” shall mean the date a Termination Notice is delivered to Landlord.

     Tenant shall specify in the Termination Notice: (A) the number of Corporate Units in effect as of the Termination Notice Date; and (B) a listing of all Conventional Units in place as of the Termination Notice Date, and the scheduled expiration date of any Residential Leases with respect thereto, and Tenant shall make available for review at the Premises copies of all such Residential Leases.

     If Tenant has not terminated this Lease prior to date that is ninety (90) days prior to the Expiration Date, then on or before the date that is ninety (90) days prior to the Expiration Date (the “Expiration Statement Date”), Landlord and Tenant shall meet and confer to discuss the transfer of control of the Premises back to Landlord to be completed as of the Expiration Date. In connection with such discussions, Tenant shall provide Landlord with a written statement (the “Expiration Statement”) containing the information specified in the preceding paragraph, except that for purposes of this paragraph, only, all references in such preceding paragraph to “Termination Notice Date” shall be revised to mean the “Expiration Statement Date.”

     Notwithstanding anything to the contrary in the foregoing, Tenant may, by providing Landlord with a written notice at any time prior to the date which is five (5) business days prior to the Termination Date (the “Final Designation Date”), designate as Corporate Units any or all of the Units previously identified in the Termination Notice (or Expiration Statement, as the case may be) as Conventional Units and designate as Conventional Units any or all of the Units previously identified in the Termination Notice (or Expiration Statement, as the case may be) as Corporate Units. Tenant shall not, however, be entitled to decrease the number of Corporate Units from the number of such Units in place on the Termination Notice Date (or Expiration Statement Date, as the case may be) by an amount in excess of the Maximum Give-Back Amount.

     Subject to the foregoing, the Corporate Units in existence on the Termination Date (the “Retained Corporate Units”) shall be leased from Landlord by OCH on the Termination Date pursuant to Landlord’s then current form of Residential Lease for the ACI in effect as of the Termination Notice Date (or Expiration Statement Date, as the case may be) and otherwise in accordance with the provisions of Section 19.3 (the “Retained Corporate Leases”) and the Master OCH Agreement. By not later than the Final Designation Date (irrespective of whether Tenant has elected to re-designate any previously identified Conventional Units as Corporate Units or any previously identified Corporate Units as Conventional Units), Tenant shall deliver to Landlord a notice identifying the specific Corporate Units that will continue to be leased by OCH as Retained Corporate Units. Any Corporate Units that are to be surrendered to Landlord on the Termination Date are referred to herein as “Surrendered Corporate Units”.

     In connection with the termination or expiration of the Lease as provided for in this Section 19.1, Landlord shall have the right, upon reasonable prior notice and during normal business hours, to audit Tenant’s books and records for the Premises, and, subject to the rights of tenants under leases, make reasonable inspections of the Units in the Premises, in order to verify the number of Conventional Units and Corporate Units then in existence and the rental rates and terms of the leases for the Conventional Units, provided, however, that any such audits and inspections shall be performed in a manner that does not materially interfere with the use and enjoyment of the Units by its occupants or the business operations of Tenant at the Premises.

     In addition, on or before thirty (30) days prior to the Termination Date, Landlord and Tenant shall endeavor in good faith to agree upon the monthly rental rate for the Retained Corporate Units that will be in effect on the commencement date of the Retained Corporate Leases (the “Initial Monthly Rent”) which is intended to be an effective fair market monthly rental rate (taking into account free rent, abated rent, rent discounts and all other monetary concessions and inducements, and rent loss items). If the parties do so agree, the agreed upon rate shall be the Initial Monthly Rent for the period commencing on the commencement date of the Retained Corporate Leases and expiring on December 31 of the year in which the Termination Date occurs (the “Initial Retained Corporate Lease Period”). In the event Tenant and Landlord have not so agreed by the Termination Date, then the Initial Monthly Rent for each Retained Corporate Unit shall be equal to the Initial Default Market Rental Rate determined as of January 1 of the calendar year in which the Termination Date occurs. The “Initial Default Market Rental Rate” shall mean the market unfurnished rental rate for such unit type at the inception of the Master Lease as set forth in Schedule 19.4, adjusted on an annual basis as of January 1 of each year during the term of the Master Lease by ASOT’s Revenue Growth (positive or negative) during the preceding year in the ACI.

     On the Termination Date, or if such date is not a Business Day, then on the next Business Day (the “Transfer Closing Date”), Landlord and Tenant shall conduct a closing (the “Closing”) of the transfer of control of the Premises to Landlord, and the leasing of the Retained Corporate Units to OCH, and shall make the deliveries and the prorations required to be made under the procedures set forth in Schedule 19.1 (the “Transfer Closing Procedures”). The agreements to be executed by Landlord, Tenant, OCH and/or R&B under the Transfer Closing Procedures, are herein collectively referred to as the “Closing Agreements.”

     The failure of Landlord or Tenant to execute and deliver, or cause to be executed and delivered, the Closing Agreements that such party is obligated to execute and deliver, or is obligated to cause to be executed and delivered, under the terms of the Transfer Closing Procedures shall be deemed a material default by such party under this Lease which shall survive the termination of this Lease. In the event Landlord is the defaulting party, Landlord shall nonetheless be liable for all obligations that would have otherwise been Landlord’s responsibility under the Master OCH Agreement and each Retained Corporate Lease until each such agreement is signed by Landlord, and Tenant and OCH shall be entitled to all other remedies available at law or in equity on account of such default by Landlord, including, without limitation, the remedy of specific performance. In the event Tenant is the defaulting party, Tenant shall be liable, as additional Rent hereunder, for the rent that would otherwise have been due under each Retained Corporate Lease until it is signed by OCH, and Landlord shall be entitled to all other remedies available at law or in equity on account of such default by Tenant, including, without limitation the remedy of specific performance. The provisions of this Article 19 and the provisions of Article 21 shall survive the termination of this Lease under the provisions of this Section 19.1, until such time as all Closing Agreements have been executed and delivered and the Transfer Closing Procedures consummated.

     Upon the Termination Date and consummation of the Transfer Closing Procedures, Tenant shall vacate and surrender possession of the Premises, subject to OCH’s rights under the Retained Corporate Leases, the Master OCH Agreement and the other Closing Agreements, and this Lease shall terminate, except for any provision which by its terms survives any termination of this Lease.

     19.2 Payment to Landlord for Below Market Residential Leases.

     On the Transfer Closing Date, Tenant shall make a payment to Landlord intended to afford Landlord reasonable compensation for any below-market Residential Leases for Conventional Units that Tenant is assigning and Landlord is assuming as of the Termination Date. The parties have agreed that the amount, if any, due to Landlord will be equal to the product of (i) the difference between (A) the Market Monthly Effective Gross Income (as defined in Schedule 19.2 attached hereto), less (B) the Actual Monthly Effective Gross Income (as defined in Schedule 19.2 attached hereto) multiplied by (ii) five (5) (the “Conventional Unit Below Market Deficiency”), provided if such calculation gives rise to a negative number, no payment will be due to Landlord. An example of the determination of Conventional Unit Below Market Deficiency is set forth in Schedule 19.2 attached hereto. Landlord shall make an initial determination of the amount of the Conventional Unit Below Market Rental Deficiency not later than twenty-five (25) days prior to the Termination Date and shall deliver a notice to Tenant specifying the amount so determined by Landlord. Such initial determination shall be adjusted as necessary based upon any changes in the number and composition of the Conventional Units reflected in any Final Designation Notice delivered by Tenant, and Landlord shall provide such adjusted calculation to Tenant on or before the Transfer Closing Date. Landlord’s failure, however, to timely deliver such notice to Tenant will not relieve Tenant of its obligation to pay any Conventional Unit Below Market Deficiency to Landlord, but rather, if such amount has not been determined and paid by the Transfer Closing Date, such amount shall be due to Landlord within fifteen (15) Business Days after Tenant’s receipt of any such late notice, and this obligation of Tenant shall survive the expiration or termination of this Lease until such payment has been received by Landlord.

     19.3 Retained Corporate Leases.

     R&B shall guaranty the obligations of OCH under the Master OCH Agreement and each of the Retained Corporate Leases pursuant to the OCH Guaranty. [If ASOT is not the Landlord: ASOT shall guaranty the obligations of Landlord under the Retained Corporate Leases and Master OCH Agreement pursuant to the form of guaranty set forth as an exhibit to the Master OCH Agreement.] Each Retained Corporate Lease shall be for a lease term of one (1) year, which lease term shall be automatically renewed for four (4) successive one (1) year periods thereafter. The rent to be paid under the Retained Corporate Leases following the Initial Retained Corporate Lease Period, OCH’s right to terminate the Retained Corporate Leases from time to time and the other provisions relating to the rights and obligations of OCH and Landlord in connection with the Retained Corporate Leases are set forth in the Master OCH Agreement.

20. SURRENDER

     Upon expiration or earlier termination of this Lease, except as provided below, Tenant shall surrender the Premises to Landlord in the “Normal Surrender Condition,” which for purposes hereof shall mean (i) in good order, condition and repair, reasonable wear and tear and casualty damage excepted, (ii) with all Alterations and FF&E (including any upgrades made to the FF&E) in place and surrendered in good condition, subject, however, to the provisions of Section 6.1 and Section 6.2 with respect to the Removable Alterations that must be replaced or restored, and (iii) with all Units (Conventional Units and Surrendered Corporate Units) free of occupancy, wiped down and cleaned (but not repainted), with the floors of such Units broom-cleaned and vacuumed, and with all of Tenant’s Personal Property and trash and debris in such Units removed therefrom (and with all damage from such removal repaired), with the following exceptions:

     (A) Tenant shall not surrender possession of any Retained Corporate Units that are being leased by OCH as provided for in Article 19;

     (B) All Conventional Units which are subject to a Residential Lease with a third party Subtenant as of the Termination Date (collectively, the “Leased Conventional Units”), shall not be required to be vacated by such third party Subtenants, but shall be delivered to Landlord subject to the Residential Leases for the Leased Conventional Units, which leases, and the unapplied security deposits thereunder, will be assigned to Landlord pursuant to the Transfer Closing Procedures. Any such Leased Conventional Units shall be delivered to Landlord in their then “AS IS” condition (and not the Normal Surrender Condition) as of the Termination Date, subject, however to Tenant’s obligations to pay Landlord for its obligations to remove and restore or replace under Sections 6.1 and 6.2, and without waiving any liability or responsibility on Tenant’s part for repair or maintenance of such Units that was the responsibility of Tenant to perform (i.e., Tenant shall not be responsible for damage caused by the third party Subtenants); and

     (C) With respect to any Conventional Unit which is vacant at least five (5) days prior to the Termination Date, Tenant shall, in addition to the placing such Conventional Unit in the Normal Surrender Condition, deliver such Conventional Unit to Landlord in “Rent Ready Condition,” which for purposes hereof shall mean the Normal Surrender Condition, plus the painted walls of such Conventional Unit shall be repainted (if necessary) and the existing carpets steam cleaned and/or shampooed (or, if necessary due to extraordinary wear and tear, replaced).

     Landlord and Tenant agree that, upon the expiration or earlier termination of this Lease for whatever reason, any then existing Subtenants under the Leased Conventional Units will automatically become direct tenants of the Landlord (but without liability on Landlord’s part for pre-termination liabilities on the part of the landlord thereunder), and Tenant will transfer to Landlord any security deposits received by the Tenant from, and returnable to, any such Subtenants.

21. MARKETING RIGHTS

     21.1 Right of First Refusal.

     Subject to the terms of this Section 21.1, Landlord hereby grants to Tenant a right of first refusal (the “ROFR”) in connection with any bona fide offers which Landlord, ASOT and/or their Affiliates (individually, an “ASOT Party” and collectively, the “ASOT Parties”) receive at any time during the Exclusivity Period to supply Extended Stay Services at any of the other apartment projects now or hereafter owned by any of the ASOT Parties in the geographic area described in Schedule 21.1 attached hereto and made a part hereof (individually an "Exclusive ROFR Property” and collectively, the “Exclusive ROFR Properties”). The ROFR shall also apply if at any time an ASOT Party desires to self-provide any such Extended Stay Services at an Exclusive ROFR Property (in which case, for purposes of this Section 21.1, the ASOT Party is deemed to have received a bona fide offer from such ASOT Party for such Extended Stay Services). Notwithstanding anything to the contrary in the foregoing, the ROFR shall not apply as to any Exclusive ROFR Property unless and until Extended Stay Services are already provided (or if the bona fide offer were accepted by an ASOT Party, would result in Extended Stay Services being provided) in ten percent (10%) [CONFIRM PERCENTAGE FOR EACH PROJECT] of the total number of residential apartment units in such Exclusive ROFR Property (the “Permitted Floor Amount”) (i.e., Extended Stay Services may be provided by an ASOT Party or a third party provider other than Tenant for up to ten percent (10%) [CONFIRM PERCENTAGE FOR EACH PROJECT] of the total residential apartment units in such Exclusive ROFR Property before the ROFR granted in this Section 21.1 shall apply to such Exclusive ROFR Property, and such ROFR shall only be with respect to residential apartment units in excess of such 10% floor).

     Landlord shall cause the owner of each Exclusive ROFR Property to be bound by the terms of this Section 21.1 by executing concurrently herewith an acknowledgement to such effect.

     The ROFR shall continue only so long as (i) Landlord or its Affiliate continues to own the Premises, and (ii) with respect to each Exclusive ROFR Property, only for so long as an ASOT Party continues to own such property.

     If all of the foregoing conditions described in this Section 21.1 are satisfied, and an ASOT Party receives a bona fide offer from an ASOT Party or another provider of Extended Stay Services to lease residential apartment units at an Exclusive ROFR Property which would result in Extended Stay Services being provided at such Exclusive ROFR Property in excess of the Permitted Floor Amount, the applicable ASOT Party shall provide Tenant with a notice setting forth the terms upon which the offeror is willing to lease the subject units from such ASOT Party and a copy of the form of lease to be used in connection with such transaction. Tenant shall have the right to lease such residential apartment units in excess of such Permitted Floor Amount under the same terms as set forth in such notice, exercisable by providing the ASOT Party with written notice within ten (10) days after receipt of such notice from such ASOT Party. If Tenant fails to provide such notice of exercise within such ten (10) day period, such ASOT Party shall be free to enter into the a lease with the offeror on the terms offered to Tenant. If Tenant timely exercises its ROFR in accordance with the foregoing provision but fails to actually execute and deliver such leases within thirty (30) days after such election, the ASOT Party shall be entitled to lease such residential apartment units which are the subject of such offer under such terms as it determines to be appropriate to the offeror or to anyone else, and in such event the ROFR granted to Tenant hereunder shall terminate with respect to the Exclusive ROFR Property for which Tenant exercised its ROFR. If Tenant fails on more than two (2) occasions to execute and deliver such leases with respect to any Exclusive ROFR Property within such applicable thirty (30) day period, the ROFR granted to Tenant hereunder shall terminate in its entirety.

     21.2 Marketing and Promotion; Signage.

     During the Term, Tenant shall have the right, at its expense, to provide for the marketing and promotion of the Units and to install signage and/or provide marketing and advertising materials in, on or about the Premises to the extent Tenant deems necessary, reasonable or desirable, and provided that the same is in compliance with all applicable Laws and signage regulations, and provided that any signage visible from outside of the Building shall be subject to the Landlord’s prior approval, such approval not to be unreasonably withheld or delayed. Landlord shall also have the right to reasonably approve any marketing materials naming Landlord or its Affiliates.

     At no expense to Landlord, Landlord shall coordinate with the appropriate government entities Tenant’s requests for signage and shall reasonably cooperate with Tenant’s efforts in obtaining approval from such agencies of Tenant’s proposed signage for the Premises. Upon the Termination Date, Tenant shall, at its expense, remove all of Tenant’s marketing and advertising materials and signage from the Premises and repair any damage resulting therefrom.

     21.3 Landlord’s Web Page.

     Landlord shall provide a click pass-through button to the Landlord’s and ASOT’s web page for the Premises designating Tenant (the specific trademark to be designated by Tenant for the purpose of this clause) as the exclusive furnished apartment provider and corporate housing provider for the Premises, and providing a direct link therein to Tenant’s main web site (currently, Oakwood.com).

22. GENERAL PROVISIONS

     22.1 Notices.

     Except as otherwise specifically provided in this Lease, any notice given under this Lease shall be in writing and given by delivering the notice in person or by commercial hand delivery courier, or by sending it by first-class mail, postage prepaid, certified mail, return receipt requested, or nationally recognized overnight delivery service, to: (i) Tenant at Tenant’s address set forth in the Basic Lease Information; or (ii) Landlord at Landlord’s address set forth in the Basic Lease Information; or (iii) such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with this Section. Any notice hereunder shall be deemed to have been given and received three (3) days after the date when it is mailed if sent by first-class, certified mail, one (1) business day after the date when it is mailed if sent by overnight delivery service, or upon the date personal delivery is made. For convenience of the parties, copies of notices may also be given by facsimile to the facsimile number set forth in the Basic Lease Information or such other number as may be provided from time to time; however, neither party may give official or binding notice by facsimile.

     22.2 No Implied Waiver.

     No failure by either party to insist upon the strict performance of any obligation of the other party under this Lease or to exercise any right, power or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such term, covenant or condition. No acceptance of full or partial Rent by Landlord while Tenant is in default hereunder shall constitute a waiver of such default by Landlord. No express written waiver of any default or the performance of any provision hereof shall affect any other default or performance, or cover any other period of time, other than the default, performance or period of time specified in such express waiver. One or more written waivers of a default or the performance of any provision hereof shall not be deemed to be a waiver of a subsequent default or performance. The consent of Landlord or Tenant given in one instance under the terms of this Lease shall not relieve the other party of any obligation to secure the consent to any other or future instance under the terms of the Lease.

     22.3 Amendments.

     Neither this Lease nor any terms or provisions hereof may be changed, waived, discharged or terminated, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. Any amendments or modifications to this Lease, including, without limitation, amendments to or modifications to the exhibits to this Lease, shall be subject to the mutual written agreement of Landlord and Tenant.

     22.4 Authority.

     Landlord represents and warrants to Tenant that the execution and delivery of this Lease by Landlord has been duly authorized and does not violate any provision of any agreement, law or regulation to which Landlord or the Premises is subject. Tenant represents and warrants to Landlord that the execution and delivery of this Lease by Tenant has been duly authorized and does not violate any provision of any agreement, law or regulation to which Tenant or the Premises is subject.

     22.5 Interpretation of Lease.

     The captions preceding the articles and sections of this Lease and in the table of contents have been inserted for convenience of reference only and such captions shall in no way define or limit the scope or intent of any provision of this Lease. This Lease has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with herein and shall be interpreted to achieve the intent and purposes of the parties, without any presumption against the party responsible for drafting any part of this Lease. Except as otherwise specifically provided herein, wherever in this Lease Landlord or Tenant is required or requested to give its consent or approval to any matter or action by the other, such consent or approval shall not be unreasonably withheld or delayed and the reasons for disapproval of consent shall be stated in reasonable detail in writing. Provisions in this Lease relating to number of days shall be calendar days, unless otherwise specified, provided that if the last day of any period to give notice, reply to a notice or to undertake any other action occurs on a day other than a Business Day, then the last day for undertaking the action or giving or replying to the notice shall be the next succeeding Business Day. Use of the word “including” or similar words shall not be construed to limit any general term, statement or other matter in this Lease, whether or not language of non-limitation, such as “without limitation” or similar words, are used.

     22.6 Successors and Assigns.

     Subject to the provisions of Section 13 (Assignment and Subletting) relating to assignment and subletting, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided herein, their personal representatives and permitted successors and assigns. There are no third-party beneficiaries of this Lease, including but not limited to any management agent with which the Tenant may contract for management of the Premises.

     22.7 Archstone-Smith Trust.

     Tenant shall cooperate with Landlord, at no cost to Tenant, to permit Archstone-Smith Trust, the trustee of the Landlord, to continue to qualify as a real estate investment trust for federal income tax purposes, including, without limitation, by providing Landlord with all relevant information regarding the Residential Leases and the Retail Services.

     22.8 Brokers.

     Neither party has had any contact or dealings regarding the leasing of the Premises, or any communication in connection therewith, through any licensed real estate broker or other person who could claim a right to a commission or finder’s fee in connection with the lease contemplated herein. In the event that any other broker or finder perfects a claim for a commission or finder’s fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes his claim shall be responsible for such commission or fee and shall indemnify the other party from any and all claims incurred by the indemnified party in defending against the same. The provisions of this Section shall survive any termination of this Lease.

     22.9 Severability.

     If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each other provision of this Lease shall be valid and be enforceable to the full extent permitted by law.

     22.10 Governing Law.

     This Lease shall be construed and enforced in accordance with the laws of the State in which the Premises are located.

     22.11 Entire Agreement.

     The parties intend that this Lease (including all of the attached exhibits, which are made a part of this Lease) shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous written or oral agreements or understandings. The parties further intend that this Lease shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever (including prior drafts hereof and changes therefrom) may be introduced in any judicial, administrative or other legal proceeding involving this Lease.

     22.12 Attorneys’ Fees.

     In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder (whether or not such action is prosecuted to judgment), including, without limitation, court costs and reasonable attorneys’ fees.

     22.13 Holding Over.

     Should Tenant hold over in possession of the Premises after the expiration or sooner termination of this Lease, such holding over shall not be deemed to extend the Term or renew this Lease, but such tenancy thereafter shall continue as a month-to-month tenancy at sufferance, at a base rent equal to 150% of the Base Rent, and subject to all additional Rent provided for under this Lease.

     22.14 Cumulative Remedies.

     All rights and remedies of either party hereto set forth in this Lease shall be cumulative, except as may otherwise be provided herein.

     22.15 Time of Essence.

     Time is of the essence with respect to all provisions of this Lease.

     22.16 Survival of Indemnities.

     Termination of this Lease shall not affect the right of either party to enforce any and all indemnities and representations and warranties given or made to the other party under this Lease, nor shall it affect any provision of this Lease that expressly states it shall survive termination hereof. Each party hereto specifically acknowledges and agrees that, with respect to each of the indemnities contained in this Lease, the indemnitor has an immediate and independent obligation to defend the indemnitees from any claim which actually or potentially falls within the indemnity provision even if such allegation is or may be groundless, fraudulent or false, which obligation arises at the time such claim is tendered to the indemnitor by the indemnitee and continues at all times thereafter.

     22.17 Quiet Enjoyment and Title.

     Landlord covenants that Tenant, upon paying the Rent hereunder and performing the covenants hereof, and for so long as Tenant is not in default under this Lease, and subject to the express terms of this Lease, including Sections 1 (Basic Lease Information and Certain Defined Terms) and 12 (Eminent Domain), Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Term of this Lease as against all persons or entities claiming by and through Landlord.

     22.18 Transfer of Landlord’s Interest.

     During the Term, Landlord shall not sell, convey or otherwise transfer all or any portion of its interest in the Premises or this Lease to any person or entity (except to an Affiliate) without the prior consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of the foregoing, it shall be “reasonable” for Tenant to withhold its consent for any of the following reasons (which are not exclusive, and Tenant may withhold its consent on other reasonable grounds): (i) Tenant reasonably and good faith determines that the financial wherewithal of the proposed transferee (as evidenced by current audited financial statements of the transferee delivered by Landlord to Tenant) is inadequate for Landlord’s ongoing financial obligations under this Lease; (ii) the transferee requires that this Lease be modified in any manner that Tenant reasonably and in good faith determines would adversely affect Tenant in any material respect; (iii) the proposed transferee is a person or entity with whom Tenant, in good faith, has a reasonable objection to having an ongoing business relationship; and/or (iv) Tenant desires to keep the ROFR in effect. The foregoing prohibitions on transfers shall not, however, apply to mortgage financing (which is governed by the following sentence) or to transfers of direct or indirect ownership interests in Landlord which are not a subterfuge by Landlord to avoid its obligations under this Section 22.18. During the Term, Landlord shall not cause or permit the Premises to be encumbered with mortgage financing where the principal indebtedness exceeds eighty percent (80%) of the fair market value of the Premises at the time of recordation of the mortgage.

     22.19 Guaranty.

     As a condition to the effectiveness of this Lease, the Tenant Guarantor shall execute and deliver to Landlord a guaranty in the form attached hereto as Exhibit F [and ASOT shall execute and deliver to Tenant a guaranty in the form attached hereto as Exhibit I].

     22.20 Non-Liability of Trustees, Directors, Officers, Employees and Agents.

     Notwithstanding anything to the contrary in this Lease, no director, officer, employee or Agent of Tenant, or of any Affiliate of Tenant, shall be personally liable to Landlord, its successors and assigns, in the event of any default or breach by Tenant or for any amount which may become due to Landlord, its successors and assigns, or for any obligation of Tenant under this Lease. Notwithstanding anything to the contrary in this Lease, no director, trustee, officer, employee or Agent of Landlord, or of any Affiliate of Landlord, shall be personally liable to Tenant, its successors and assigns, in the event of any default or breach by Landlord or for any amount which may become due to Tenant, its successors and assigns, or for any obligation of Landlord under this Lease.

     22.21 Confidentiality

          22.21.1 Confidential Information. From time to time, from and after the date hereof, the parties may disclose to each other proprietary and other confidential information for the purposes referenced in this Lease (together hereinafter referred to as “Information”). The parties agree that, except to the extent strictly required by applicable Laws, none of the Information is to be disseminated or published in writing, orally or through any other means, whatsoever, to any entity or individual other than those specifically permitted by this Lease. The term “Information” includes but is not limited to any and all written information bearing the words “CONFIDENTIAL,” and concerning or relative to certain products; processes; programs; employee information; trade secrets; research and development; pricing; the terms of this Lease; client information; commercial, technical, business affairs, financial or other written and/or oral Information, whether of a technical or commercial nature, including but not limited to forms, documents, methods, processes, data, specialized training methods, sales presentation methods, real estate agent or appraisal lists, client lists and agreements, which are non-public, confidential, trade secrets or proprietary in nature. Landlord understands and agrees that Information includes any such Information of Tenant’s clients and customers, and Tenant understands and agrees that the Information includes Landlord’s market and other financial data, projections, budgets, accounts, procedures and analyses.

          22.21.2 Non-Disclosure. The parties shall not, without the prior written consent of the party whose Information is being disclosed, reveal to any person or entity, use for any purpose other than the purpose specified herein, or reproduce in any media, any Information received pursuant to this Lease. The foregoing shall not be deemed to preclude the disclosing party from providing such Information to its directors, trustees, officers, employees, lenders, accountants and attorneys who need access to such Information, provided such parties are advised of this confidentiality provision and that they are bound by its terms and conditions. In the event that it is necessary to share any of the Information with any independent contractor or employees of such independent contractors they shall be told such Information only upon their signing confidentiality agreements with language similar to that set forth in this Section and only upon approval of the party whose Information is to be disclosed. Each party agrees that it shall maintain and protect the Information with the same degree of care as it exercises to protect its own confidential information and to prevent unauthorized, negligent or inadvertent use or disclosure thereof. Written information and all copies thereof shall be returned to the party who has disclosed same at the completion of the use as permitted hereby, or at the request of such party. The returning party shall certify that no copies exist in its possession. While not implying that copies may be retained, any Information remaining in the returning party’s possession shall remain subject to this Section 22. Each party agrees that any Information disclosed to it shall not be used to compete with the other party and/or used to compete with products or services marketed by the other party. The parties acknowledge that this obligation is non-exclusive and additional products and services may exist that are either confidential or proprietary in nature that are subject to non-disclosure and non-competition. Each party further agrees that it shall not use any Information of the other party in any commercial manner for pecuniary gain; or in a manner that is not reasonably necessary in order to perform its obligations hereunder.

          22.21.3 Permitted Disclosure. Information may be disclosed pursuant to any requirement of law or the order of any court or administrative agency, provided that the party required to disclose Information shall advise the party that provided the Information of the request for disclosure in a reasonable time for such party to apply for such legal protection as may be available with respect to the confidentiality of the Information.

          22.21.4 Effect of Use. Each party acknowledges that any breach of the covenants set forth in this Section 22.21 will result in irreparable damage to the party whose Information has been disclosed in violation hereof, that such party will have no adequate remedy at law, and that such party shall be entitled to seek injunctive relief from any court of competent jurisdiction enjoining any breach of such covenants, without prejudice to any other right or remedy to which such party may otherwise be entitled. Such injunctive relief shall not be deemed to be an exclusive remedy.

     22.22 Memorandum of Lease.

     Concurrently with the mutual execution of this Lease, Landlord and Tenant shall execute and acknowledge a Memorandum of Lease in the form attached hereto as Exhibit G (the “Memorandum of Lease”), which Memorandum of Lease Tenant may record against the Premises in the Official Records of the county in which the Premises are located, at Tenant’s expense, concurrently with the execution of this Lease. If Tenant elects to record a Memorandum of Lease, Tenant shall, concurrent with recordation of the Memorandum of Lease, deposit with Landlord a release of such Memorandum of Lease in the form attached hereto as Exhibit H, signed by Tenant and in recordable form that Landlord may record at the expiration of the Term.

     22.23 Counterparts.

     This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Landlord and Tenant have executed this Lease as of the date first written above.

LANDLORD:	ARCHSTONE-SMITH OPERATING TRUST, a Maryland real estate investment trust [or other fee title owner]

By:

Its:

TENANT:	, a[n] corporation

By:

Its:

By:

Its:

Sched. 21.1

[MASTER FORM]

RESIDENTIAL MASTER LEASE

between

[ARCHSTONE-SMITH OPERATING TRUST],

[a Maryland real estate investment trust,]
as Landlord

and

____________________________________,
a Delaware limited liability company,
as Tenant

for

property located at
______________________,
_______________, _____________ ____

Dated as of _________, __ 2005

(continued)

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

		Page
22.22	Memorandum of Lease	47
22.23	Counterparts	47

(iv)

(continued)

EXHIBITS	Page
EXHIBIT A-1	Legal Description of the Land
EXHIBIT A-2	Site Plan of Premises
EXHIBIT B-1	Current FF&E Inventory List
EXHIBIT B-2	Current Tenant’s Personal Property Inventory List
EXHIBIT C	Landlord Cost Items
EXHIBIT D	Landlord Cost Item Budget
EXHIBIT E	Master OCH Agreement
EXHIBIT F	Tenant Guaranty
EXHIBIT G	Memorandum of Lease
EXHIBIT H	Release of Memorandum of Lease

[EXHIBIT I	Landlord Guaranty]

SCHEDULE 1	Initial Archstone Comparable Index and First and Second Default ACI
SCHEDULE 19.2.	Definitions and Examples of Market Monthly Effective Gross Income, Actual Monthly
Effective Gross Income and Conventional Unit Below Market Deficiency
SCHEDULE 19.4	Default Market Rental Rate
SCHEDULE 21.1	Exclusive ROFO Market Area

(v)

(continued)

Page
Abatement Amount, 3	Landlord, 1
Abatement Event, 3	Landlord Cost Item Budget, 21
ACI, 4	Laws, 25
Affiliate, 4	Lease, 1
Agents, 5	Lease Year, 7
Alterations, 16	Major Systems, 20
ASOT, 5	Master Agreement, 8
ASOT Standard, 5	Maximum Give-Back Amount, 8
Award, 28	Memorandum of Lease, 53
Base Rent, 13	NOI, 8
Base Rent Adjustment Date, 2	OCH, 8
Basic Lease Information, 1	Permitted Aggregate Budget Overage, 22
Building, 11	Permitted Line Item Overage, 22
CERCLA, 39	Premises, 11
Claims, 33	R&B, 1
Commencement Date, 5	Real Estate Taxes, 14
Conventional Unit Below Market Deficiency, 44	Release, 39
Conventional Units, 6	Residential Lease, 9, 30
Corporate Units, 6	Retail Service Areas, 2
Date of Taking, 28	Retail Services, 2
Default Rate, 6	Retained Corporate Leases, 9
Environmental Laws, 39	Retained Corporate Units, 9
Event of Default, 31	Revised ACI, 4
Excluded Premises, 11	Subleases, 30
Exclusivity Period, 6	Subtenants, 10, 30
Expiration Date, 6	Taking, 28
Future Mortgage, 26	Tenant, 1
Hazardous Material, 39	Tenant Repair Items, 20
Information, 52	Term, 11
Invitees, 7	Unit(s), 10
Land, 11	WCH, 4

(vi)